Exhibit 10.1

Execution Version

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 3, 2012

among

VENOCO, INC.,
as Company,

the Guarantors from Time to Time Parties Hereto,

the Several Lenders from Time to Time Parties Hereto,

CITIBANK, N.A.,
as Administrative Agent,

CITIGROUP GLOBAL MARKETS, INC.
as Arranger,

The Bank of Nova Scotia,
as Syndication Agent

and

KeyBank National Association,
as Documentation Agent

i

Section 11.24	Amendment and Restatement	116
Section 11.25	USA PATRIOT Act	117
Section 11.26	Acknowledgments	117
Section 11.27	Survival of Representations and Warranties	117
Section 11.28	Release of Collateral and Guarantee Obligations	117
Section 11.29	Agreement Regarding Intercreditor Agreement	118
Section 11.30	Assignment by Assigning Lenders	118
Section 11.31	Exercise of Remedies by Administrative Agent	119

OIL AND GAS FINANCIAL CONTRACTS		1

SCHEDULES

Schedule A	Notice Addresses
Schedule 1.1(a)	Commitments and Pro Rata Shares
Schedule 6.5	Litigation
Schedule 6.7	ERISA Compliance
Schedule 6.15	Environmental Matters
Schedule 6.17	Burdensome Restrictions
Schedule 6.19	Subsidiaries and Minority Interests
Schedule 6.25	Existing Derivative Contracts
Schedule 6.29(a)-1	Security Agreement UCC Filing Jurisdictions
Schedule 6.29(a)-2	UCC Financing Statements to Remain on File
Schedule 6.29(a)-3	Recorded Instruments to be Terminated
Schedule 6.29(b)	Mortgage Filing Jurisdictions
Schedule 8.1	Permitted Liens
Schedule 8.6	Transactions with Affiliates

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Lender Assignment Agreement
Exhibit E	Form of Note
Exhibit F	Form of Intercreditor Agreement
Exhibits G-1 — G-4	U.S. Tax Compliance Certificates
Exhibit H	Form of Master Assignment Agreement

v

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This FIFTH AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of October 3, 2012, among VENOCO, INC., a Delaware corporation, as borrower (the “Company”), the GUARANTORS (defined below) from time to time party hereto, each of the financial institutions which is or which may from time to time become a party hereto (individually, a “Lender” and collectively, the “Lenders”), CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), CITIGROUP GLOBAL MARKETS, INC., as arranger (in such capacity, the “Arranger”), THE BANK OF NOVA SCOTIA, as Syndication Agent (in such capacity, the “Syndication Agent”), KEYBANK NATIONAL ASSOCIATION, as Documentation Agent (in such capacity, the “Documentation Agent”).

R E C I T A L S

WHEREAS, the Company has entered into a Merger Agreement (hereinafter defined) pursuant to which it intends to merge with Merger Sub (hereinafter defined) on the terms and conditions set forth therein;

WHEREAS, the Company, certain Guarantors, the lenders party thereto, and Bank of Montreal, as a lender and administrative agent entered into the Fourth Amended and Restated Credit Agreement dated as of April 15, 2011 (as amended prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, pursuant to a Master Assignment of Notes and Liens dated of even date herewith (the “Master Assignment Agreement”) (i) Bank of Montreal, as administrative agent under the Existing Credit Agreement has assigned to Citibank, N.A. as Administrative Agent under this Agreement all of its rights, title and interest in and to the Collateral and the Security Documents (as those terms are defined in the Existing Credit Agreement), and (ii) certain of the lenders under the Existing Credit Agreement have assigned their Loans and Commitments (as those terms are defined in the Existing Credit Agreement) under the Existing Credit Agreement to the Lenders under this Agreement;

WHEREAS, the Company has requested that the Existing Credit Agreement be amended and restated to provide for certain amendments on the terms set forth in this Agreement, which Agreement shall be effective upon satisfaction of certain conditions precedent set forth in this Agreement;

WHEREAS, the Lenders are willing to amend and restate the Existing Credit Agreement to provide for certain amendments on the terms set forth in this Agreement, which Agreement shall be effective upon satisfaction of certain conditions precedent set forth in this Agreement;

WHEREAS, the Company desires to refinance, renew, extend and continue the Existing Revolving Credit Outstandings (defined below), including the Existing Revolving Credit Loans (defined below), with the proceeds of Loans hereunder; and

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Loan Documents (defined below) or evidence payment of all or any of such obligations and liabilities; that this Agreement amend and restate in its entirety the Existing Credit Agreement and renew and extend the extensions of credit under the Existing Credit Agreement, as so amended and restated; and that from and after the Effective Time (defined below), the Existing Credit Agreement be of no further force or effect except to evidence the incurrence of the obligations of the Company and its Subsidiaries thereunder prior to the Effective Time.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement shall be and hereby is amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Certain Defined Terms.  The following terms have the following meanings:

“2017 Senior Notes” means the 11.5% Senior Notes due 2017 originally issued in aggregate principal amount of $150,000,000 under the 2017 Senior Notes Indenture.

“2019 Senior Notes” means the 8.875% Senior Notes due 2019 originally issued in aggregate principal amount of $500,000,000 under the 2019 Senior Notes Indenture.

“2017 Senior Notes Indenture” means that certain indenture dated as of October 7, 2009 among the Company, certain Guarantors and U.S. Bank Trust National Association, as Trustee.

“2019 Senior Notes Indenture” means that certain indenture dated as of February 15, 2011 among the Company, certain Guarantors and U.S. Bank Trust National Association, as Trustee.

“Account Control Agreement” means a deposit account control agreement or an account control agreement to be executed and delivered among any Loan Party, the Administrative Agent and a bank at which such Loan Party maintains a bank account, in each case, in the form approved by the Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Accounting Change” has the meaning assigned to such term in Section 11.22 hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock of a corporation (or similar entity), which stock has ordinary voting power for the election of the members of such entity’s board of directors or persons exercising similar functions (other than stock having such power only by reason of the happening of a contingency), or the acquisition of in excess of 50% of the partnership interests or equity of any Person not a corporation which acquisition gives the acquiring Person the power to direct or cause the direction of the management and policies of such Person, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or a Subsidiary of the Company is the surviving entity.

“Administrative Agent” has the meaning specified in the introductory clause hereto.

“Administrative Agent-Related Persons” means Administrative Agent, its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and its Affiliates.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” has the meaning specified in Section 3.7.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent Fee Letter” means the letter agreement dated as of August 31, 2012 among the Company, Citigroup Global Markets Inc. and Citibank, N.A., as amended, restated, supplemented or otherwise modified from time to time.

“Agent-Related Persons” means with respect to each Agent, such Agent, its Affiliates, and each of the officers, directors, employees, agents and attorneys-in-fact of it and its Affiliates.

“Agents” means, collectively, the Administrative Agent, Citigroup Capital Markets Inc., in its capacity as Arranger, the Syndication Agent and the Documentation Agent.

“Agent’s Payment Office” means the address set forth on Schedule A hereto in relation to the Administrative Agent, or such other address as the Administrative Agent may from time to time specify.

“Aggregate Commitment” means, at any time, the aggregate amount of the Commitments of all Lenders at such time.

“Aggregate Commitment Increase Effective Date” has the meaning specified in Section 2.16(d).

“Agreement” means this Fifth Amended and Restated Credit Agreement.

“Alternate Base Rate” means, for any day and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the greatest of (a) the rate of interest most recently announced by the Administrative Agent as its “prime rate” for Dollar advances made in the United States, (b) the Federal Funds Rate most recently determined by the Administrative Agent plus 1/2% (0.50%) per annum and (c) the LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1.0%.  The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent or any Lender in connection with extensions of credit.  Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans shall be effective from and including the effective date of such change in the Base Rate.  The Administrative Agent will give notice to the Company of changes in the Base Rate due to a change in the rate of interest described in clause (a) of this definition promptly upon any such change.

“Annual Proposed Borrowing Base” has the meaning specified in Section 2.6(b).

“Applicable Margin” means, with respect to any Base Rate Loan or LIBO Rate Loan on any day, an amount equal to the percentage for such day under the applicable Pricing Grid for such day and utilizing the applicable Pricing Level for such day for such type of Loan; provided that the Pricing Level in effect on any day shall be determined based on the Utilization Percentage as of the end of the day immediately preceding such day.

“Applicable Percentage” means eighty percent (80%).

“Arranger” has the meaning specified in the introductory clause hereto.

“ASC 410” means Accounting Standards Codification 410 (f/k/a FAS 143) promulgated by the Financial Accounting Standards Board.

“ASC 505-50” means Accounting Standards Codification 505-50 (f/k/a FAS 123R) promulgated by the Financial Accounting Standards Board.

“ASC 718” means Accounting Standards Codification 718 (f/k/a FAS 123R) promulgated by the Financial Accounting Standards Board.

“ASC 815” means Accounting Standards Codification 815 (f/k/a FAS 133) promulgated by the Financial Accounting Standards Board.

“Assignee” means the Person to whom any Lender assigns its rights pursuant to Section 11.8.

“Assigning Lender” means (i) each financial institution that, immediately prior to the effectiveness of this Agreement, was a party to the Existing Credit Agreement as a lender but is not a party to this Agreement and (ii) Bank of America, N.A. in its capacity as a lender under the Existing Credit Agreement that has assigned a portion of its commitment under the Existing Credit Agreement such that its Commitment under this Agreement on the Effective Date is as set forth on Schedule 1.1(a).

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of reasonable internal legal services and all disbursements of internal counsel.

“Audited Financial Statements” means the Company’s consolidated financial statements as of and for the years ended December 31, 2011, 2010 and 2009, together with the unqualified independent auditors’ report and opinion of Ernst and Young LLP thereon, all in form and substance satisfactory to the Administrative Agent.

“Available Borrowing Base” means, at the particular time in question, (a) the lesser of (i) the Aggregate Commitment at such time and (ii) the Borrowing Base in effect at such time minus (b) the applicable Effective Amount at such time.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

“Base Rate Loan” means a Loan that bears interest based at the Alternate Base Rate plus the Applicable Margin.

“Borrowing” means a borrowing hereunder consisting of Loans of the same Interest Rate Type made to the Company on the same day by the Lenders under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

“Borrowing Base” means at the particular time in question, the amount provided for in Section 2.6.

“Borrowing Base Deficiency” means, at any time, the amount by which the Effective Amount exceeds the then effective Borrowing Base.

“Borrowing Base Period” means the period from the Effective Time until November 1, 2012 and each six-month period commencing November 1, 2012 and each subsequent May 1 and November 1 thereafter.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.2 or an Issuance of a Letter of Credit occurs under Section 2.13.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, NY are authorized or required by law to close and, if the applicable Business Day relates to any LIBO Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, including Dodd-Frank/Basel (as defined below), whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Lease” means, when used with respect to any Person, any lease in respect of which the obligations of such Person constitute Capitalized Lease Obligations.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease Obligations” means, when used with respect to any Person, without duplication, all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, or a combination thereof, which obligations shall have been or should be, in accordance with GAAP as in effect on December 31, 2011, capitalized on the books of such Person.

“Cash Collateralize” means, in respect of a Letter of Credit, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender (and “Cash Collateral” and “Cash Collateralization” have corresponding meanings).

“Cash Dividends” means with respect to the Company, at any time, the distribution of earnings in Dollars to shareholders of the Company, determined in conformity with GAAP.

“Cash Equivalents” means:  (a) securities issued or fully guaranteed or insured by the United States government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits, or bankers’ acceptances having in each case a tenor of not more than twelve (12) months from the date of acquisition issued by and demand deposits with (i) any U.S. commercial bank or any branch or agency of a non-U.S. commercial bank licensed to conduct business in the U.S. having combined capital and surplus of not less than Five Hundred Million Dollars ($500,000,000) whose long-term securities are rated at least A (or then equivalent grade) by S&P or A2 (or then equivalent grade) by Moody’s at the time of acquisition or (ii) any Lender or Affiliate of a Lender; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s at the time of acquisition, and in either case having a tenor of not more than twelve (12) months; (d) repurchase agreements with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above; and (e) money market mutual or similar funds having assets in excess of $100,000,000.

“Change in Law” means the occurrence, after the date of this Agreement (or, with respect to any Lender, such later date upon which such Lender becomes a party to this Agreement), of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) a purchase or acquisition, directly or indirectly, by any “person” or “group” within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act (a “Group”), other than a Permitted Holder, of “beneficial ownership” (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of Denver Parent which, together with any securities owned beneficially by any “affiliates” or “associates” of such Group (as such terms are defined in Rule 12b-2 under the Exchange Act), shall represent more than thirty percent (30%) of the combined voting power of Denver Parent’s securities which are entitled to vote generally in the election of directors and which are outstanding on the date immediately prior to the date of such purchase or acquisition; provided, however, that no such “Change of Control” shall be deemed to have occurred under this clause (a) if, and for so long as, Permitted Holders have “beneficial ownership” (as such term is defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of Denver Parent’s securities which are entitled to vote generally in the election of directors and which are outstanding on the date of determination or as a result of the Merger; (b) a sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or Group, except as permitted by Section 8.3; (c) the liquidation or dissolution of the Company; (d) the first day on which a majority of the Board of Directors of Denver Parent are not Continuing Directors (as herein defined); or (e) Denver Parent fails to beneficially own, directly or indirectly, 100% of the Capital Stock of the Company.  As herein defined, “Continuing Directors” means any member of the Board of Directors of Denver Parent who (x) is a member of such Board of Directors as of the Effective Date or (y) was nominated for election or elected to such Board of Directors with the affirmative vote of two-thirds of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Collateral” means all Property which is subject to a Lien in favor of Administrative Agent or which under the terms of any Security Document is purported to be subject to such Lien.

“Commitment” means as to each Lender, such Lender’s obligation to make or continue Loans and to incur or participate in the Letter of Credit Outstandings in an aggregate principal amount at any one time outstanding up to but not exceeding (i) if such Lender is a party hereto on the Effective Date, the amount set forth opposite the name of such Lender on Schedule 1.1(a) hereto under the heading “Commitment”, (ii) if such Lender has executed and delivered a Joinder Agreement, pursuant to an increase in the Commitments hereunder as provided in Section 2.16, the amount set forth on such Joinder Agreement for such Lender or (iii) if such Lender is a party to a Lender Assignment Agreement, the amount set forth on the most recent Lender Assignment Agreement of such Lender, as such amount may be increased, reduced or terminated pursuant to this Agreement.

“Commitment Fee” means the fee payable pursuant to Section 2.8(a).

“Company” has the meaning specified in the introductory clause hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means with respect to the Company and its Restricted Subsidiaries on a consolidated basis for any fiscal period, without duplication, (a) Consolidated Net Income plus (b) depreciation, depletion, amortization, adjustments resulting from the application of ASC 718 and ASC 505-50 and other non-cash items reducing Consolidated Net Income plus (c) Consolidated Interest Expense plus (d) income tax expense minus (e) any non-cash items increasing Consolidated Net Income, all determined in accordance with GAAP.  For purposes of Section 8.12(a) and Section 8.12(c), Consolidated EBITDA shall be calculated to give pro forma effect to Acquisitions and Dispositions as if such Acquisition(s) or Disposition(s) had been consummated on the first day of the period of four consecutive fiscal quarters ending on the relevant date of calculation.

“Consolidated Interest Coverage Ratio” means as at the last day of any period of four consecutive fiscal quarters of the Company, commencing with the fiscal quarter ended December 31, 2012 as the last quarter in the initial period of four consecutive fiscal quarters contemplated hereby, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, with respect to the Company and its Restricted Subsidiaries on a consolidated basis for any fiscal period, total interest expenses (including that portion attributable to Capitalized Lease Obligations, capitalized interest and realized gain or loss attributable to interest rate derivatives) of the Company and its Restricted Subsidiaries in such fiscal period which are classified as interest expense on the consolidated financial statements of the Company and its Restricted Subsidiaries, all as determined in conformity with GAAP.  Consolidated Interest Expense shall be calculated to give pro forma effect to financing transactions as if such financing had been consummated on the first day of the period of four consecutive fiscal quarters ending on the relevant date of calculation.

“Consolidated Leverage Ratio” means as at the last day of any period of four consecutive fiscal quarters of the Company, commencing with the fiscal quarter ended September 30, 2012 as the last quarter in the initial period of four consecutive fiscal quarters contemplated hereby, the ratio of (a) Consolidated Total Debt as of such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means, with respect to the Company and its Restricted Subsidiaries on a consolidated basis, for any fiscal period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period determined in accordance with GAAP, but excluding (a) the effects of the application of ASC 815 and ASC 410 and any expensing of capitalized costs required by Rule 4-10 of Regulation S-X promulgated by the SEC as applied to reporting entities employing the full cost method and (b) income resulting from transfers of assets (other than cash) between the Company or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary, on the other hand; provided, however that for purposes of Section 8.9(a) only, “Consolidated Net Income” shall be determined excluding (i) the cumulative effect of a change in accounting principles and (ii) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale and leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Company and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.3, the Company (a) converts Loans of one Interest Rate Type to another Interest Rate Type, or (b) continues as Loans of the same Interest Rate Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its Letter of Credit Outstandings at such time.

“Credit Extension” means and includes the making, conversion or continuation of any Loan and the Issuance of any Letter of Credit hereunder.

“Current Assets” means, for any Person, all assets of such Person that, in accordance with GAAP, would be included as current assets on a balance sheet as of a date of calculation; provided, however, an amount equal to the Available Borrowing Base shall be included as current assets.

“Current Liabilities” means, for any Person, all liabilities of such Person that, in accordance with GAAP, would be included as current liabilities on a balance sheet as of the date of calculation; provided, however, the current portion of the Loans which are not past due may be excluded from Current Liabilities.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” has the meaning specified in Section 2.7(b)(iii).

“Defaulting Lender” means at any time, subject to Section 2.15, (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuing Lender in respect of a Letter of Credit, or make any other payment due hereunder (each, a “funding obligation”), unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) any Lender that has notified the Administrative Agent, the Company, or the Issuing Lender in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such notification or public statement states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been or cannot be satisfied, (iii) any Lender that has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, unless such Lender has disputed such default in writing (a copy of which such Lender will deliver to the Administrative Agent and the Company upon request) on the basis that a condition precedent to such funding obligation has not been satisfied, (iv) any Lender that has, for three (3) or more Business Days after written request of the Administrative Agent or the Company, failed to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Company’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.14(b) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender).  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.15) upon notification of such determination by the Administrative Agent to the Company, the Issuing Lender, and the Lenders.

“Denver Parent” means Denver Parent Corporation, a Delaware corporation, and its successors and assigns.

“Derivative Contract” means all futures contracts, forward contracts, swap, put, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering oil and gas commodities or prices or financial, monetary or interest rate instruments.

“Disposition” has the meaning specified in Section 8.2.

“Disqualified Stock” means, as to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) requires the payment of dividends (other than dividends payable solely in Capital Stock which does not otherwise constitute Disqualified Stock) or matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Indebtedness or is redeemable at the option of the holder thereof, in whole or in part, at any time on or prior to the date six (6) months after the Maturity Date.

“Documentation Agent” has the meaning specified in the introductory clause hereto.

“Dodd-Frank/Basel” means all requests, regulations, rules, guidelines or directives issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented.  For purposes of this Agreement, each of the foregoing are deemed to have been enacted, adopted, issued and gone into effect after the date of this Agreement.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Effective Amount” means on any date, the aggregate outstanding principal amount of all Loans after giving effect to any prepayments or repayments of such Loans occurring on such date plus the Letter of Credit Outstandings on such date.

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” means the time as of which all conditions precedent set forth in Section 5.1 are satisfied or waived by all Lenders.

“Eligible Assignee” means (a) a Lender; (b) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (c) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (d) a financial institution with a net worth in excess of $100,000,000; and (e) a Person with a combined capital and surplus of at least $100,000,000 that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; provided that “Eligible Assignee” shall not include (x) any Defaulting Lender or Potential Defaulting Lender or any of their respective Subsidiaries or (y) any Person who, upon becoming a Lender hereunder, would constitute any of the Persons described in the foregoing clause (x).

“Ellwood” means Ellwood Pipeline, Inc., a California corporation and a wholly owned Restricted Subsidiary of the Company.

“Environmental Claims” means all material claims by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, and safety matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate (other than pursuant to Section 4041(b) of ERISA), the treatment of a Plan amendment as a termination under Section 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Eurodollar Reserve Percentage” has the meaning specified in the definition of “LIBO Rate”.

“Event of Default” means any of the events or circumstances specified in Section 9.1.

“Exchange Act” means the Securities and Exchange Act of 1934.

“Exchange Notes” has the meaning specified in Section 8.5(b).

“Exchange Notes Indenture” has the meaning specified in Section 8.5(b).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 10.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 10.10 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Letter of Credit” means each “Letter of Credit” (as such term is defined in the Existing Credit Agreement) outstanding on the Effective Date.

“Existing Loan Documents” means the “Loan Documents” as defined in the Existing Credit Agreement.

“Existing Revolving Credit Loans” means the outstanding principal amount of “Loans” as defined in the Existing Credit Agreement outstanding at the Effective Time.

“Existing Revolving Credit Outstandings” means the sum of (a) the Existing Revolving Credit Loans and (b) the “LC Obligations” as defined in the Existing Credit Agreement outstanding at the Effective Time.

“Existing Security Agreement” means the “Security Agreement” as defined in the Existing Credit Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York, New York time) on that day by each of three leading brokers of Federal funds transactions in New York, New York selected by the Administrative Agent.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means (i) each of TexCal LP, TexCal GP, TexCal STX and Whittier and (ii) any Restricted Subsidiary of the Company which is required to execute the Guaranty under Section 7.12 upon the execution and delivery by such entity of the Guaranty.

“Guaranty” means the Fifth Amended and Restated Guaranty Agreement dated as of the date hereof executed by each Guarantor in favor of the Administrative Agent and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time pursuant to the terms hereof (including, in the case of any Subsidiary required to execute the Guaranty pursuant to Section 7.12, by execution and delivery of a joinder thereto in the form of Annex 1 thereto).

“Guaranty Obligation” means, as to any Person without duplication, any direct or indirect liability of that Person with or without recourse, with respect to any Indebtedness (including any instrument evidenced thereby), dividend, bonds, letter of credit or other similar obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (a) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (b) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof.

“Hastings Assets” means those assets currently owned by the Company and located in the Hastings Field in Brazoria and Galveston Counties, Texas.

“Hazardous Materials Indemnity” means that certain Unsecured Hazardous Materials Undertaking and Indemnity, dated as of even date herewith, by the Company in favor of Administrative Agent, for the benefit of the Lenders.

“Highest Lawful Rate” means, as of a particular date, the maximum non-usurious interest rate that under applicable federal and state law may then be contracted for, charged or received by the Lenders in connection with the Obligations.

“Hydrocarbon Interests” means leasehold and other interests in or under oil, gas and other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests relating to oil, gas or other liquid or gaseous hydrocarbons wherever located including any reserved or residual interest of whatever nature.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the ordinary course of business and payable in accordance with customary practices and which in any event are no more than 120 days past due, or, if more than 120 days past due, are being contested in good faith); (c) all unreimbursed material reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property) including, without limitation, production payments, net profit interests and other Hydrocarbon Interests subject to repayment out of future Oil and Gas production; (f) all obligations with respect to Capital Leases; (g) all net obligations payable (including any deferred obligation to pay any premiums) with respect to Derivative Contracts except for payables for ordinary course of business settlement payments; (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above; and (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Liabilities” has the meaning specified in Section 11.5.

“Indemnified Person” has the meaning specified in Section 11.5.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Auditor” has the meaning specified in Section 7.1(a).

“Independent Engineer” has the meaning specified in Section 7.2(c).

“Initial Borrowing Base” has the meaning specified in Section 2.6(a).

“Initial Reserve Report” has the meaning specified in Section 6.11.

“Insolvency Proceeding” means (a) any case, action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intercreditor Agreement” means the intercreditor agreement substantially in the form of Exhibit F hereto.

“Interest Payment Date” (a) as to any Base Rate Loan, means the first Business Day of each calendar quarter prior to the Termination Date and each date on which such a Base Rate Loan is converted into another Interest Rate Type of Loan, and (b) as to any LIBO Rate Loan, the last day of the Interest Period applicable to such Loan; provided, however, that if any Interest Period for an LIBO Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period is also an Interest Payment Date.

“Interest Period” means, as to any LIBO Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which such Loan is converted into or continued as LIBO Rate Loan, and ending on the date one week, or one, two, three or six months thereafter (or such greater number of months as may be requested by the Company and determined to be available by the Administrative Agent and the Lenders) as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that:  (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period pertaining to any LIBO Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period for any Loan shall extend beyond the Maturity Date.

“Interest Rate Type” means, with respect to any Loan, the interest rate, being either the Base Rate or the LIBO Rate forming the basis upon which interest is charged against such Loan hereunder.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“ISP” has the meaning specified in Section 2.13(b).

“Issue” means with respect to any Letter of Credit, to issue or extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Lender” means (1) any Affiliate, unit or agency of the Person that is the Administrative Agent on the Effective Date and (2) each Lender that agrees to act as an issuer of Letters of Credit hereunder at the request of the Company and as agreed to by the Administrative Agent, in each case in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.13.  Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” means an agreement, in form and substance reasonably acceptable to the Administrative Agent, executed and delivered by the Company and the Person who is to become a Lender hereunder in accordance with the terms and conditions of Section 2.16 hereof, pursuant to which such Person joins this Agreement as a Lender and having the effect of increasing the Aggregate Commitment hereunder.

“Law” means any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, decree, or other official act of or by any Governmental Authority.

“LC Application” means an application or agreement for a standby Letter of Credit on terms reasonably acceptable to the Issuing Lender and the Company with appropriate insertions duly executed by the Company pursuant to Section 2.13(a).

“LC Collateral” means any amounts, plus interest accrued thereon, held by the Administrative Agent as security for the Letter of Credit Outstandings.

“LC Related Document” means the Letters of Credit, any LC Application and any other document relating to any Letter of Credit including any of the Issuing Lender’s standard form documents for letter of credit issuances.

“Lender Assignment Agreement” means an Assignment and Acceptance in substantially the form of Exhibit D with appropriate insertions.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company, other than via an undisclosed administration, is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” has the meaning specified in the introductory clause hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Offshore Lending Office,” as the case may be, on Schedule A hereof, or such other office or offices as such Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued by the Issuing Lender pursuant to this Agreement and upon an LC Application; for the avoidance of doubt, no Existing Letters of Credit shall be Letters of Credit hereunder.

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount that is undrawn and available under all issued and outstanding Letters of Credit, and (b) the then aggregate amount of all unpaid and outstanding Matured LC Obligations.  The Letter of Credit Outstandings of any Lender (other than a Defaulting Lender to the extent provided in Section 2.14) at any time shall be its Pro Rata Share of the Letter of Credit Outstandings at such time.

“LIBO Rate” means, for any Interest Period, with respect to LIBO Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Administrative Agent as follows:

LIBO Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

where,

“Eurodollar Reserve Percentage” means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”); and

“LIBOR” means relative to any Interest Period for LIBO Rate Loans:

(a)                                  the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on Reuters Screen LIBOR01 Page (or any successor thereto or substitute therefor) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)                                 if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)                                  if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

The LIBO Rate shall be adjusted automatically as to all LIBO Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

“LIBO Rate Loan” means a Loan that bears interest based on the LIBO Rate plus the Applicable Margin.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement to secure an obligation, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any Property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement and the interest of a lessor under a Capital Lease), or any financing lease having substantially the same economic effect as or other agreement to provide any of the foregoing, but not including (a) the interest of a lessor under a lease on Oil and Gas Properties or (b) the interest of a lessor under an Operating Lease.

“Loan Documents” means this Agreement, the Notes, each Guaranty, the Security Documents, any Qualifying Derivative Contracts, each LC Application, each Letter of Credit, the Agent Fee Letter and all other documents delivered to the Administrative Agent or any Lender in connection herewith.

“Loan Parties” means the Company and each Guarantor.

“Loans” has the meaning specified in Section 2.1(a).

“Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.

“Master Assignment Agreement” has the meaning set forth in the recitals hereto.

“Material Adverse Effect” means (a) a material adverse change in or a material adverse effect, as applicable, upon the operations, business, properties or financial condition of the Company and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Company or any Restricted Subsidiary to perform under any material Loan Document and to avoid any Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Restricted Subsidiary of any material Loan Document.

“Matured Letter of Credit Outstandings” means the aggregate amount of payments theretofore made by the Issuing Lender in respect of Letters of Credit and not theretofore reimbursed by the Company to the Issuing Lender or deemed Loans pursuant to Section 2.13(d).

“Maturity Date” means March 31, 2016.

“Maximum Loan Amount” means an aggregate amount of $500,000,000, as that amount may be reduced or terminated pursuant to this Agreement.

“Merger” has the meaning specified in Section 5.1(u).

“Merger Agreement” means the Agreement and Plan of Merger dated as of January 16, 2012 among Denver Parent, the Company, Merger Sub, and Timothy M. Marquez, as amended, modified or supplemented from time to time, and, with respect to such amendments, supplements and modifications after August 30, 2012, such amendments, supplements and modifications were made with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Merger Sub” means Denver Merger Sub Corporation, a Delaware corporation.

“Merger Transactions” means, the Merger and the Borrowings under this Agreement and the Second Lien Term Loan Agreement on the Effective Date.

“Monterey Exploratory Capital Expenditures” means drilling and completion related capital expenditures in respect of Oil and Gas Properties located onshore in the Monterey shale formation, including zones and horizons, which Oil and Gas Properties are not designated as proved (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means the Mortgages, Deeds of Trust, Security Agreements, Assignments of Production and Financing Statements from the Loan Parties, as applicable, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering certain Oil and Gas Properties of the Loan Parties and all supplements, assignments, assumptions, amendments and restatements thereto (or any agreement in substitution therefor), which secure the Obligations.

“Mortgaged Properties” means such Oil and Gas Properties upon which the Loan Parties have granted the Administrative Agent for the benefit of the Lenders a valid, first Lien pursuant to the Mortgages, subject to Permitted Liens.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, with respect to which the Company or any ERISA Affiliate may have a liability.

“Net Cash Proceeds” means in connection with any Disposition or any Recovery Event, all proceeds thereof in the form of cash and Cash Equivalents of such Disposition or Recovery Event, net of reasonable and customary Attorney Costs, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any Property which is the subject of such Disposition or Recovery Event and other reasonable and customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Net Present Value” means the PV-10 Value in the most recent Reserve Report previously delivered pursuant to Section 6.11 or Section 7.2(c) as adjusted at the date of determination for Dispositions and purchases of Hydrocarbon Interests occurring since the date of such report.  The Net Present Value shall be calculated by the Company as of each date of determination.

“Net Proceeds of Production” means the amounts attributable to the Company’s and its Restricted Subsidiaries’ interest in the proceeds received from the sale of Oil and Gas produced from Mortgaged Properties after deduction of (a) royalties; (b) third party pipeline and transportation charges; (c) production, ad valorem, severance and other similar taxes chargeable against such production; (d) marketing costs; (e) overriding royalties; (f) other interests in and measured by production burdening the Mortgaged Properties; and (g) the current portion of direct operating or production costs which is allocable to such interest in such Mortgaged Properties.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Recourse Obligations” means Indebtedness, Guaranty Obligations, and other obligations or commitments of any type as to which (a) no Loan Party (i) is obligated to provide credit support in any form (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is or becomes directly or indirectly liable and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of such Indebtedness or Guaranty Obligations (other than Indebtedness or Guaranty Obligations included in the Obligations of a Loan Party) to declare a default on such Indebtedness, Guaranty Obligations, obligations or commitments of such Loan Party or cause the payment of any such Indebtedness to be accelerated or payable prior to its stated maturity or cause any such Guaranty Obligations, obligations or other commitments to become payable.

“Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Notes” means the promissory notes, whether one or more, specified in Section 2.1(b), substantially in the same form as Exhibit E.

“Notice of Borrowing” means a notice in substantially the form of Exhibit A.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means the unpaid principal of and interest (including interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest accruing at the then applicable rate provided herein after the filing of any petition for an Insolvency Proceeding, or the commencement of any Insolvency Proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans and all other advances, debts, liabilities, losses, damages, penalties, actions, judgments, suits, obligations, amounts, indemnities, covenants and duties arising under any Loan Document owing by any Loan Party to any Lender, the Issuing Lender, the Administrative Agent, any Qualifying Derivative Contract Counterparty or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel) or otherwise; provided, however that notwithstanding the foregoing, amounts owing to Qualifying Derivative Contract Counterparties in respect of transactions under Qualifying Derivative Contracts shall only constitute “Obligations” to the extent that such transactions constitute Qualifying Derivative Transactions.

“Oil and Gas” means petroleum, natural gas and other related hydrocarbons or minerals or any of them and all other substances produced or extracted in association therewith.

“Oil and Gas Liens” means (a) Liens arising under oil and gas leases, overriding royalty agreements, net profits agreements, royalty trust agreements, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, joint operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the oil and gas business and are entered into by any Loan Party in the ordinary course of business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement; and (b) Liens on pipelines or pipeline facilities that arise by operation of law.

“Oil and Gas Properties” means Hydrocarbon Interests now or hereafter owned by the Loan Parties and contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and properties belonging, affixed or incidental to such Hydrocarbon Interests, including, without limitation, any and all Property, now owned by the

Loan Parties and situated upon or to be situated upon, and used, built for use, or useful in connection with the operating, working or developing of such Hydrocarbon Interests, including, without limitation, any and all petroleum or natural gas wells, buildings, structures, field separators, liquid extractors, plant compressors, pumps, pumping units, field gathering systems, tank and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, apparatus, equipment, appliances, tools, implements, cables, wires, towers, taping, tubing and rods, surface leases, rights of way, easements and servitudes, and all additions, substitutions, replacements for, fixtures and attachments to any and all of the foregoing owned directly or indirectly by the Loan Parties.

“Operating Agreements” mean those agreements now or hereafter executed in connection with the operation of the Oil and Gas Properties.

“Operating Lease” means an operating lease determined in accordance with GAAP.

“Organization Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation; for any limited liability company, the certificate of formation or organization, the limited liability company agreement, regulations or operating agreement, initial resolution of members and all other documents, filings and instruments necessary to create and constitute such company; and for any limited partnership, the certificate of formation or organization and the agreement of limited partnership, in each case, as amended from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, enforcement or registration of, or otherwise with respect to, any Loan Documents except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 3.7).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning specified in Section 11.8(h).

“Participant Register” has the meaning specified in Section 11.8(h).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which the Company or any of its Subsidiaries sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Holder” means (a) Timothy M. Marquez and Bernadette B. Marquez, individually or as Trustees of the Marquez Trust dated February 26, 2002, as amended on April 22, 2010 (a trust for which Timothy M. Marquez and Bernadette B. Marquez serve as Trustees), and any entity of which any such Person owns, directly or indirectly, and exercises voting power with respect to, 80% or more of the capital stock, partnership or membership interests or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of (i) the board of directors of such entity, if such entity is a corporation, (ii) the board of directors of its general partner, if such entity is a limited partnership or (iii) the board or committee of such entity serving a function comparable to that to the board of directors of a corporation, if such entity is neither a corporation nor limited partnership, (b) any employee stock option plan of Denver Parent or its Subsidiaries and (c) any member of management of Denver Parent or its Subsidiaries.

“Permitted Liens” means the collective reference to (i) in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.1 and (ii) in the case of Collateral consisting of Pledged Stock, (A) Liens permitted by Sections 8.1(b) or 8.1(l) and (B) non-consensual Liens permitted by Section 8.1 to the extent arising by operation of law.

“Permitted Indebtedness” has the meaning specified in Section 8.5.

“Person” means an individual, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, limited liability partnership, joint venture, entity or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) subject to ERISA, other than a Multiemployer Plan, which the Company, any of its Subsidiaries, or ERISA Affiliates sponsors or maintains.

“Pledged Collateral” means “Pledged Collateral” as such term is defined in the Security Agreement.

“Pledged Stock” means “Pledged Stock” as such term is defined in the Security Agreement.

“Potential Defaulting Lender” means, at any time, (i) any Lender with respect to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution Affiliate of such Lender, (ii) any Lender that has notified, or whose Parent Company or a financial institution Affiliate thereof has notified, the Administrative Agent, the Company, or the Issuing Lender in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, or (iii) any Lender that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency.  Any determination by the Administrative Agent that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be conclusive and binding absent manifest error, and such Lender will be deemed a Potential Defaulting Lender (subject to Section 2.15) upon notification of such determination by the Administrative Agent to the Company, the Issuing Lender and the Lenders.

“Pricing Grid” means the annualized rates (stated in terms of basis points (“bps”)) set forth below, which shall be computed as of each day during the term hereof for the Applicable Margin (and Letter of Credit Rate) and Commitment Fee based upon the Utilization Percentage on such day, as follows:

(a)                                  (i) from the Effective Date until the Pricing Grid described in clause (b) is effective and (ii) thereafter, from the first Business Day after a Compliance Certificate is delivered pursuant to Section 7.2(b) that reflects that the Company’s Consolidated Leverage Ratio was equal to or less than 3.75 to 1.00 on the last day of each of the two fiscal quarters most recently ended and continuing until the Pricing Grid described in clause (b) is again effective:

		Applicable Margin
Pricing Level	Utilization Percentage	Base Rate Loan (bps)	LIBO Rate Loan/Letter of Credit Rate(bps)	Commitment Fee(bps)
Level IV	90% or more	200.0	300.0	50.0
Level III	75% or more but less than 90%	175.0	275.0	50.0
Level II	50% or more but less than 75%	150.0	250.0	50.0
Level I	less than 50%	125.0	225.0	50.0

(b)                                 from the first Business Day after a Compliance Certificate is delivered pursuant to Section 7.2(b) that reflects that the Company’s Consolidated Leverage Ratio was greater than 3.75 to 1.00 on the last day of each of the two fiscal quarters most recently ended (beginning with any two fiscal quarter period ending on or after December 31, 2012) and continuing until the Pricing Grid described in clause (a)(ii) is effective:

		Applicable Margin
Pricing Level	Utilization Percentage	Base Rate Loan (bps)	LIBO Rate Loan/Letter of Credit Rate(bps)	Commitment Fee(bps)
Level IV	90% or more	250.0	350.0	50.0
Level III	75% or more but less than 90%	225.0	325.0	50.0

		Applicable Margin
Pricing Level	Utilization Percentage	Base Rate Loan (bps)	LIBO Rate Loan/Letter of Credit Rate(bps)	Commitment Fee(bps)
Level II	50% or more but less than 75%	200.0	300.0	50.0
Level I	less than 50%	175.0	275.0	50.0

(c)                                  Notwithstanding the foregoing, if a Compliance Certificate is not delivered when due in accordance with Section 7.2(b), then Pricing Level IV reflected in clause (b) above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and such Pricing Level shall remain in effect until the date on which such Compliance Certificate is delivered.

“Principal Business” means the business of the exploration for, and development, acquisition, production, and upstream marketing and transportation of Oil and Gas, and all activities and operations incidental thereto, including all general and administrative activities, and the leasing, operation or ownership of any office buildings or other real property related to such business.

“Pro Rata Share” means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender’s Commitment divided by the Aggregate Commitment.  If the Commitment of each Lender to make Loans and the obligation of the Issuing Lender to Issue Letters of Credit have been terminated or if the Commitments shall have expired, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender most recently in effect, giving effect to any subsequent assignments pursuant to a Lender Assignment Agreement.  As of the Effective Date, the Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 1.1(a).

“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) from Oil and Gas Properties and interests owned by the Company and its Restricted Subsidiaries which have attributable to them Proved Developed Producing Reserves, as such production is projected in the most recent Reserve Report delivered pursuant to Section 7.2(c), after deducting projected production from any Oil and Gas Properties sold or under contract for sale that had been included in such report and after adding projected production from any Oil and Gas Properties or Hydrocarbon Interests that had not been reflected in such report but that are reflected in a separate or supplemental reports prepared on the same basis as the reports delivered pursuant to Section 7.2(c) and otherwise are satisfactory to the Administrative Agent.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Proved Developed Producing Reserves” means those Oil and Gas Properties designated as proved developed producing (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report.

“Proved Reserves” means those Oil and Gas Properties designated as proved (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report.

“PV-10 Value” means, as of any date of determination, the present value of future cash flows from Proved Reserves included in the Company’s and its Restricted Subsidiaries’ Oil and Gas Properties as set forth in the most recent Reserve Report delivered pursuant to Section 6.11 or 7.2(c), utilizing a 10% discount rate.

“Qualifying Derivative Contract” means any Derivative Contract between any Loan Party and any Qualifying Derivative Contract Counterparty.

“Qualifying Derivative Contract Counterparty” means (a) any Person that is or was a Lender or an Affiliate thereof at the time it originally entered into a Derivative Contract with a Loan Party, (b) any Person that was a Lender under the Existing Credit Agreement or an Affiliate thereof (as such terms are defined in the Existing Credit Agreement) at the time it originally entered into a Derivative Contract with a Loan Party or (c) Citibank, N.A. in its capacity as Party B under the long form confirmation described in clause (i) of the definition of “Qualifying Derivative Transaction”.

“Qualifying Derivative Transaction” means (i) the transactions under the long form confirmation entered into between Citibank, N.A. and the Company, dated as of September 28, 2012 and (ii) any transaction in effect on the date of this Agreement under a Qualifying Derivative Contract and any other transaction under a Qualifying Derivative Contract entered into with any Person that was a Lender or any Affiliate thereof (other than a Defaulting Lender or Affiliate thereof) at a time such transaction was originally entered into.

“Quarterly Status Report” means a status report prepared quarterly by the Company in form, scope and content reasonably acceptable to the Administrative Agent for such quarter then ended (a) detailing the volumes of Oil and Gas produced, gross revenue, net lease income, related leasehold operating expenses, severance taxes, other taxes, capital costs and any material production imbalances incurred during such period, (b) describing the Company’s position regarding its Derivative Contracts including, as of the last Business Day of such quarter, a summary of its hedging positions under its Derivative Contracts, including the type, term, price, effective date and notional principal amount or volumes, “mark to market” calculations, the hedged price(s), interest rate(s) or exchange rate(s), as applicable, and the counterparty to each Derivative Contract, (c) containing a table that demonstrates the Company’s compliance with the requirements set forth in Section 8.10 and (d) containing such additional information with respect to any of Company’s Oil and Gas Properties as may be reasonably requested by Administrative Agent.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Recovery Event” means any settlement of or payment in respect of any Property of the Company or any Restricted Subsidiary arising from a casualty insurance claim or any condemnation proceeding.

“Register” has the meaning specified in Section 11.8(g).

“Regulation U” and “Regulation X” means Regulation U and Regulation X, respectively, of the FRB from time to time in effect and shall include any successor or other regulations or official interpretations of the FRB relating to the subject matter addressed therein.

“Removal Effective Date” has the meaning assigned to such term in Section 10.9(b).

“Replacement Lender” has the meaning specified in Section 3.7.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means, at any time, subject to Section 11.1, the Lenders holding at least 50% of the sum of the Effective Amount at such time or, if there is no Effective Amount at such time, the Lenders holding at least 50% of the Aggregate Commitment at such time; provided, however, that the Effective Amount, the Aggregate Commitment, and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders shall be excluded from the determination of Required Lenders.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

“Reserve Report” means the Initial Reserve Report, and each subsequent report delivered pursuant to Section 7.2(c), each of which shall be a report, in form, scope and content reasonably acceptable to the Administrative Agent, covering proved developed and proved undeveloped reserves attributable to the Company’s and its Restricted Subsidiaries’ Oil and Gas Properties and setting forth with respect thereto, (a) the total quantity of proved developed and proved undeveloped Oil and Gas reserves (separately classified as to producing, shut in, behind pipe, and undeveloped), (b) the estimated future net revenues and cumulative estimated future net revenues, (c) the present discounted value of future net revenues, and (d) such other information and data with respect to the Mortgaged Properties as the Administrative Agent may reasonably request.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, chief financial officer, general counsel, vice president, secretary, assistant secretary or treasurer of the Person; provided, however, that with respect to financial matters,

“Responsible Officer” shall be limited to the chief executive officer, chief financial officer or treasurer of such Person.

“Restricted Payments” has the meaning specified in Section 8.9.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.  Subject to the right to redesignate certain Restricted Subsidiaries as Unrestricted Subsidiaries in accordance with the definition of “Unrestricted Subsidiary,” all of the Subsidiaries as of the date hereof are Restricted Subsidiaries.  Any Subsidiary designated as an Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary; provided, however, that after giving effect to such redesignation, (a) no Default or Event of Default shall have occurred and be continuing and (b) the Company shall be in pro forma compliance with Section 8.12.

“S&P” means Standard & Poor’s Rating Services.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Debt Instruments” means the Second Lien Term Loans and the Second Lien Term Loan Agreement.

“Second Lien Loan Documents” has the meaning ascribed to such term in the Intercreditor Agreement.

“Second Lien Term Loan Agreement” means that certain Second Lien Term Loan Agreement dated as of the date hereof, among the Company, the Guarantors party thereto, the several lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent.

“Second Lien Term Loans” means “Loans” (as defined in the Second Lien Term Loan Agreement).

“Secured Parties” has the meaning ascribed thereto in the Security Agreement.

“Security Agreement” means the Fifth Amended and Restated Security Agreement dated as of the date hereof executed by the Loan Parties pledging to the Administrative Agent for benefit of the Secured Parties all of the Property of the Loan Parties, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time pursuant to the terms hereof (including, in the case of any Restricted Subsidiary required to execute the Security Agreement pursuant to Section 7.12, by execution and delivery of a joinder thereto in the form of Annex 2 thereto).

“Security Documents” means the Mortgages, the Security Agreement, each Account Control Agreement, the Intercreditor Agreement and related financing statements as same may be amended from time to time and any and all other instruments or agreements now or hereafter executed in connection with or as security for the payment of the Indebtedness.

“Security Termination Date” means the date on which all Commitments have terminated or expired and all Obligations (other than Obligations under any Qualifying Derivative Contract and indemnity obligations and similar obligations that survive the termination of the Loan Documents) have been paid in full in cash and no Letter of Credit shall be outstanding (other than obligations with respect to which other arrangements satisfactory to the Issuing Lender and the Company have been made).

“Semi-Annual Proposed Borrowing Base” has the meaning specified in Section 2.6(c).

“Senior Notes” means each of (i) the 2017 Senior Notes and (ii) the 2019 Senior Notes.

“Senior Notes Debt Documents” means, collectively, the Senior Notes Indentures, the Senior Notes, and any Senior Notes Subsidiary Guarantees.

“Senior Notes Indentures” means each of (i) the 2017 Senior Notes Indenture and (ii) the 2019 Senior Notes Indenture.

“Senior Notes Subsidiary Guarantees” mean, collectively, the guarantees by certain Subsidiaries of the Senior Notes.

“Solvent” means, as to any Person at any time, that (a) the fair value of all of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of all of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly, at the relevant time, by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company, except that for purposes of Article IV only, “Subsidiary” excludes Ellwood and any Unrestricted Subsidiary.

“Supermajority Lenders” means, at any time, subject to Section 11.1, the Lenders holding at least 66 2/3% of the sum of the Effective Amount at such time or, if there is no Effective Amount at such time, the Lenders holding at least 66 2/3% of the Aggregate Commitment at such time; provided, however, that the portion of the Effective Amount, the portion of the Aggregate Commitment, the principal amount of the Loans and the participation interests in Letters of Credit of the Defaulting Lenders shall be excluded from the determination of Supermajority Lenders.

“Surety Instruments” means all letters of credit (including standby), banker’s acceptances, bank guaranties, shipside bonds, surety or appeal bonds, performance bonds (including plugging and abandonment bonds) and similar instruments.

“Syndication Agent” has the meaning specified in the introductory clause hereto.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings which arise from any payment made hereunder, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s net income, gross margin or capital by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a lending office or conducts business (other than solely by reason of the transactions evidenced hereby or taking any action contemplated by the Loan Documents).

“Termination Date” means the earliest of (a) the Maturity Date, (b) the Security Termination Date and (c) the date on which the Commitments have been terminated or all or any portion of the Loans have been declared or become due and payable as provided in Section 9.2.

“TexCal GP” means TexCal Energy (GP) LLC, a Delaware limited liability company.

“TexCal LP” means TexCal Energy (LP) LLC, a Delaware limited liability company.

“TexCal STX” means TexCal Energy South Texas L.P., a Texas limited partnership.

“UCC” means the Uniform Commercial Code as adopted and in effect in any applicable jurisdiction.

“UCP” has the meaning specified in Section 2.13(b).

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 10.10.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Company (a) that becomes a Subsidiary after the date hereof and, at the time it becomes a Subsidiary, is designated as an Unrestricted Subsidiary, in each case pursuant to a written notice from the Company to the Administrative Agent, (b) which has not acquired any assets (other than cash made available pursuant to this Agreement) from the Company or any Restricted Subsidiary, except in compliance with Section 8.6, and (c) that has no Indebtedness, Guaranty Obligations or other obligations other than Non-Recourse Obligations.  The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the Company therein at the date of designation in an amount equal to the amount of the Company’s investment therein.  Any Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary; provided, however, that after giving effect to such redesignation, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Company shall be in pro forma compliance with Section 8.12.

“Unused Availability” means at any time an amount equal to the excess, if any, of (i) the lesser of the Borrowing Base and the Aggregate Commitment over (ii) the Effective Amount at such time.

“Utilization Percentage” means, at any time, the percentage obtained by dividing (a) the Effective Amount at such time by (b) the Borrowing Base at such time.

“Whittier” means Whittier Pipeline Corporation, a Delaware corporation.

Section 1.2                                      Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such Loan Document:  (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Unless otherwise specified or the context clearly requires otherwise, the words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and, subsection, Section, Schedule and Exhibit references are to this Agreement.  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.  The term “including” is not limiting and means “including without limitation.” The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.  The recitals, captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.  (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” (c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and any Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, supplements, restatements, amendments and restatements, renewals, substitutions, replacements, assumptions and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document or, with respect to the Second Lien Loan Documents, are made in accordance with the terms hereof and of the Intercreditor Agreement, and (ii) references to any law, statute or regulation, are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting the statute or regulation.  (d) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.  This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or the

Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.  The terms “Lender” and “Administrative Agent” include their respective successors.

Section 1.3                                      Accounting Principles.  (a)  Unless the context otherwise clearly requires or as otherwise modified in this Agreement, including Section 11.22, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.  References to “consolidated”, when it precedes any accounting term, means such term as it would apply to the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.

(b)                                 References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.

ARTICLE II

THE CREDIT

Section 2.1                                      Amounts and Terms of the Commitments.  (a)  Each Lender severally agrees, on the terms and conditions set forth herein, to make revolving credit loans to the Company from time to time on any Business Day during the period from the Effective Time to the Termination Date (together with any conversions or continuations thereof, “Loans”), so long as, as of the time at which the requested Loan is to be made and after giving effect to such Loan, (i) the aggregate amount of all Loans by such Lender at such time does not exceed such Lender’s Pro Rata Share of the aggregate amount of Loans of all Lenders at such time, (ii) the aggregate amount of such Lender’s Loans and such Lender’s Pro Rata Share of the Letter of Credit Outstandings outstanding at such time does not exceed such Lender’s Commitment, (iii) the Effective Amount shall not exceed the Aggregate Commitment, (iv) the Effective Amount shall not exceed the Borrowing Base and (v) the Effective Amount shall not exceed the Maximum Loan Amount.  Subject to the terms and conditions hereof, until the Termination Date, the Company may borrow, repay, and reborrow Loans hereunder.

(b)                                 If requested by any Lender, the obligation of the Company to repay to such Lender the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single Note made by the Company payable to the order of such Lender in a principal amount equal to such Lender’s Commitment (which Note shall be replaced by the Company, upon request of such Lender, to reflect any increase in such Lender’s Commitment pursuant to the terms of this Agreement).  The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note.  Interest on each Note shall accrue and be due and payable as provided herein. Subject to the terms and conditions of Section 2.13 below and relying upon the representations and warranties herein set forth, the Issuing Lender for the account of the Lenders agrees to issue or renew Letters of Credit in accordance with the applicable Notice of Borrowing and LC Application therefor.  No Letter of Credit will be issued or renewed in a face amount which, after giving effect to the issuance or renewal of such Letter of Credit, would cause (x) the

Letter of Credit Outstandings to exceed $15,000,000, (y) the Effective Amount to exceed the Borrowing Base then in effect or (z) the Effective Amount to exceed the Aggregate Commitment.  Each Letter of Credit shall by its terms be stated to expire on a date no later than the earlier of (i) one year after its Issuance (or, if renewed, one year after the renewal date) and (ii) the Maturity Date, unless such Letter of Credit has been Cash Collateralized with cash in an amount at least equal to 105% of the undrawn face amount thereof at least 30 days before the Maturity Date.  If, for any reason, any Letter of Credit remains outstanding as of the Termination Date, the Company shall cause such Letter of Credit to be Cash Collateralized with cash in an amount at least equal to 105% of the undrawn face amount thereof under arrangements satisfactory to the Administrative Agent or to be secured by back-to-back letters of credit issued by banks, and in form and substance, satisfactory to the Administrative Agent and the Issuing Lender.

At the Effective Time, and subject to satisfaction of the conditions precedent set forth in Section 5.1, the outstanding aggregate amount of Existing Revolving Credit Outstandings shall be refinanced, renewed, and extended, and such amount shall be, and shall be deemed to be, Loans or Letter of Credit Outstandings (as applicable) made by the Lenders and held by the Issuing Lender (as applicable) hereunder.

Section 2.2                                      Procedure for Borrowing.  (a)  Each Borrowing of Loans shall be made upon the Company’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing duly completed which notice must be received by the Administrative Agent prior to 1:00 p.m. (New York, NY time) (i) three Business Days prior to the requested Borrowing Date, in the case of LIBO Rate Loans; and (ii) on the requested Borrowing Date, in the case of Base Rate Loans.

(b)                                 Each Notice of Borrowing shall specify (i) the amount of the Borrowing, which shall be in an aggregate minimum amount (A) for Base Rate Loans equal to the lesser of (x) $500,000 or any multiple integrals of $100,000 in excess thereof or (y) the unadvanced portion of the applicable Available Borrowing Base and (B) for LIBO Rate Loans $1,000,000 or any multiple integrals of $1,000,000 in excess thereof (if the Available Borrowing Base as of such Borrowing Date will be less than $1,000,000, then the Company may not request an LIBO Rate Loan); (ii) the requested Borrowing Date, which shall be a Business Day; (iii) the Company’s calculation of the current Applicable Margin; (iv) the Interest Rate Type of Loans comprising the Borrowing; and (v) for LIBO Rate Loans the duration of the Interest Period applicable to such Loans.  If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of LIBO Rate Loans, such Interest Period shall be three months.

(c)                                  The number of tranches outstanding of LIBO Rate Loans, whether under a Borrowing, conversion or continuation, shall not exceed eight (8) at any one time.

(d)                                 The Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender’s Pro Rata Share of that Borrowing.

(e)           Provided the applicable conditions in Article V are met, each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the Company at the Agent’s Payment Office on the Borrowing Date requested by the Company by (i) 11:00 a.m. (New York, NY time), in the case of LIBO Rate Loans; and (ii) 3:00 p.m. (New York, NY time), in the case of Base Rate Loans, in either case, in funds immediately available to the Administrative Agent.  The proceeds of all such Loans will then be made available to the Company by the Administrative Agent by wire transfer to the account(s) specified by the Company in the related Notice of Borrowing.

Section 2.3             Conversion and Continuation Elections.  (a)  Prior to the Termination Date, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with Section 2.3(b), (i) elect, as of any Business Day in the case of Base Rate Loans, or as of the last day of the applicable Interest Period in the case of LIBO Rate Loans, to convert any such Loans into Loans of any other Interest Rate Type; or (ii) elect as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day; provided, however, that if at any time an LIBO Rate Loan in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to less than $1,000,000, such LIBO Rate Loan shall automatically convert into a Base Rate Loan.

(b)           The Company shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 1:00 p.m. (New York, NY time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as LIBO Rate Loans; and (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:  (A) the proposed Conversion/Continuation Date; (B) the aggregate amount of Loans to be converted or continued; (C) the Interest Rate Type of Loans resulting from the proposed conversion or continuation; and (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c)           If, upon the expiration of any Interest Period applicable to LIBO Rate Loans, the Company has failed to select in a timely manner a new Interest Period to be applicable to LIBO Rate Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such LIBO Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d)           The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion.  All conversions and continuations shall be made ratably according to the respective Lender’s Pro Rata Share of outstanding principal amounts of the Loans with respect to which the notice was given.

Section 2.4             Voluntary Termination or Reduction.  Subject to Section 3.4, the Company may, upon not less than three Business Days’ prior notice to the Administrative Agent, permanently terminate or reduce the Aggregate Commitment (in whole or in part) or the Maximum Loan Amount by an aggregate minimum amount of $500,000 or any integral multiple thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the Effective Amount would exceed the Aggregate Commitment or Borrowing Base then in effect.  Once reduced in accordance with this Section 2.4, neither the Maximum Loan Amount nor the Aggregate Commitment may be increased.  Any reduction of the Maximum Loan Amount or the Aggregate Commitment shall be applied to the respective Maximum Loan Amount of each Lender and Commitment of each Lender according to its Pro Rata Share.  All accrued commitment fees to, but not including, the effective date of any reduction or termination of the Maximum Loan Amount or the Aggregate Commitment, shall be paid on the effective date of such reduction or termination.

Section 2.5             Optional Prepayments.  Subject to Section 3.4, the Company may, at any time or from time to time,

(a)           prepay Base Rate Loans upon same-day irrevocable notice to the Administrative Agent, ratably as to each Lender, in whole or in part, in aggregate minimum principal amounts of $100,000 or integral multiples thereof (unless the Effective Amount is less than $500,000, then such prepayments shall be equal to the Effective Amount); and

(b)           prepay LIBO Rate Loans upon irrevocable notice to the Administrative Agent not less than three (3) Business Days, ratably as to each Lender, in whole or in part, in aggregate minimum principal amounts of $500,000 or integral multiples thereof plus all interest and expenses then outstanding on such LIBO Rate Loans.

Such notice of prepayment shall specify the date and amount of such prepayment and the Interest Rate Type(s) of Loans to be prepaid.

The Administrative Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Pro Rata Share of such prepayment.  The payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.4.

Section 2.6             Borrowing Base Determinations, Mandatory Prepayments.

(a)           Scheduled Borrowing Base Determinations.  For the period from the Effective Date to the initial redetermination date pursuant to Section 2.6(c) or Section 2.6(d), the initial Borrowing Base hereunder shall be $175,000,000 (the “Initial Borrowing Base”).

(b)           Annual Borrowing Base Determinations.  Upon receipt by the Administrative Agent of each Reserve Report described in Section 7.2(c)(i), the Administrative Agent shall make a determination by May 1, or, if later, within 25 days of the receipt of such report (such determination, the “Annual Proposed Borrowing Base”) of the amount of the borrowing base (herein as determined and redetermined from time to time and in effect on any date called the “Borrowing Base”) on account of such reserves as of the preceding January 1, subject to the approval of all of the Lenders other than the Defaulting Lenders, if any, or the Supermajority Lenders (as applicable) as provided in this Section 2.6(b), and the Administrative Agent shall promptly notify the Lenders in writing of the Annual Proposed Borrowing Base once determined.  The Annual Proposed Borrowing Base shall be so made by the Administrative Agent in accordance with the Administrative Agent’s normal and customary practices and standards for oil and gas loans (including consideration of the Company’s liquidity, Derivative Contracts, market interest rates, commodity prices, permitted Indebtedness, capital expenditure requirements and the First Lien Cap (as defined in the Intercreditor Agreement)).  Any Annual Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders other than the Defaulting Lenders, if any, and any Annual Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or deemed to have been approved by the Supermajority Lenders, in each case as provided in this Section 2.6(b).  The Lenders other than the Defaulting Lenders, if any, or the Supermajority Lenders (as applicable) may approve the Annual Proposed Borrowing Base by written notice to the Administrative Agent within 15 days of the Administrative Agent’s notice of the Annual Proposed Borrowing Base.  Any Lender that fails to respond to any notice of the Annual Proposed Borrowing Base by the Administrative Agent pursuant to this Section 2.6(b) within such 15 days shall be deemed to have approved such Annual Proposed Borrowing Base.  If the Lenders other than the Defaulting Lenders, if any, or the Supermajority Lenders (as applicable) fail to approve the Annual Proposed Borrowing Base within such 15 days, then no later than five days after the end of such 15-day period, the Lenders shall submit to the Administrative Agent in writing, or the Administrative Agent shall poll the Lenders other than the Defaulting Lenders, if any, for, their individual recommendations for the redetermined Borrowing Base in accordance with their respective normal and customary practices and standards for oil and gas loans (including consideration of the Company’s liquidity, Derivative Contracts, market interest rates, commodity prices, permitted Indebtedness, capital expenditure requirements and the First Lien Cap (as defined in the Intercreditor Agreement)), whereupon the Administrative Agent shall designate the Borrowing Base at the largest amount approved by the Lenders other than the Defaulting Lenders, if any, or the Supermajority Lenders (as applicable); provided, however, that it is expressly understood that the Lenders and Administrative Agent have no obligation to agree upon or designate the Borrowing Base at any particular amount.  If any Lender refuses to accept an Annual Proposed Borrowing Base pursuant to this Section 2.6(b), the Company shall have the right, without the consent of the Lenders but with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to cause the Commitment of such dissenting Lender to be replaced pursuant to Section 3.7.

(c)           Semi-Annual Borrowing Base Determinations.  In addition, upon the receipt by the Administrative Agent of each Reserve Report described in Section 7.2(c)(ii), the Administrative Agent shall make a determination by November 1, or, if later, within 25 days of the receipt of such report (such determination, the “Semi-Annual Proposed Borrowing Base”) of the Borrowing Base as of the preceding July 1.  The Semi-Annual Proposed Borrowing Base shall be determined in the same manner and be subject to the same approvals as prescribed with respect to the Annual Proposed Borrowing Base set forth in Section 2.6(b), and likewise the Administrative Agent shall notify the Lenders in writing of the Semi-Annual Proposed Borrowing Base once determined.  The Lenders other than the Defaulting Lenders, if any, or the Supermajority Lenders (as applicable) may approve the Semi-Annual Proposed Borrowing Base by written notice to the Administrative Agent within 15 days of the Administrative Agent’s notice of the Semi-Annual Proposed Borrowing Base.  Any Lender that fails to respond to any notice of the Semi-Annual Proposed Borrowing Base by the Administrative Agent pursuant to this Section 2.6(c) within such 15 days shall be deemed to have approved such Semi-Annual Proposed Borrowing Base.  If the Lenders other than the Defaulting Lenders, if any, or the

Supermajority Lenders (as applicable) fail to approve the Semi-Annual Proposed Borrowing Base within such 15 days, then no later than five days after the end of such 15-day period, the Lenders shall submit to the Administrative Agent in writing, or the Administrative Agent shall poll the Lenders other than the Defaulting Lenders, if any, for, their individual recommendations for the redetermined Borrowing Base in accordance with their respective normal and customary practices and standards for oil and gas loans (including consideration of the Company’s liquidity, Derivative Contracts, market interest rates, commodity prices, permitted Indebtedness, capital expenditure requirements and the First Lien Cap (as defined in the Intercreditor Agreement)), whereupon the Administrative Agent shall designate the Borrowing Base at the largest amount approved by the Lenders other than the Defaulting Lenders, if any, or the Supermajority Lenders (as applicable); provided, however, that it is expressly understood that the Lenders and Administrative Agent have no obligation to agree upon or designate the Borrowing Base at any particular amount.  If any Lender refuses to accept the Semi-Annual Proposed Borrowing Base pursuant to this Section 2.6(c), the Company shall have the right, without the consent of the Lenders but with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to cause the Commitment of such dissenting Lender to be replaced pursuant to Section 3.7.

(d)           Other Determinations.  In addition, the Administrative Agent shall, in the normal course of business following a request of the Company, redetermine the Borrowing Base (in the same manner and subject to the same approvals as prescribed in Section 2.6(b) for the redetermination of the Borrowing Base); provided, however, (i) the Administrative Agent and the Lenders shall not be obligated to respond to more than one such request during any calendar year in addition to each scheduled annual and semi-annual redeterminations provided for above, and (ii) the Company shall have paid to the Administrative Agent a $20,000 engineering fee in connection with such requested redetermination of the Borrowing Base, regardless of whether or not such redetermination results in any increase to the Borrowing Base.  Notwithstanding the foregoing, the Administrative Agent may, at the request of the Supermajority Lenders, redetermine the Borrowing Base (in the same manner and subject to the same approvals as prescribed in Section 2.6(b) for the redetermination of the Borrowing Base) at any other time and from time to time; provided, however, the Administrative Agent and the Lenders may not redetermine the Borrowing Base under this second sentence of this Section 2.6(d) more than one time during any calendar year, subject to the terms of Section 2.6(g).

(e)           Lenders’ Discretion.  If the Company does not furnish the Reserve Reports or all such other information and data by the date required, the Required Lenders together with the Administrative Agent may nonetheless determine a new Borrowing Base.  It is expressly understood that the Lenders shall have no obligation to determine the Borrowing Base at any particular amount, either in relation to the Maximum Loan Amount, the Aggregate Commitment or otherwise.  Furthermore, the Company acknowledges that the Lenders have no obligation to increase the Borrowing Base and may reduce the Borrowing Base in accordance with the terms of this Agreement, and that any increase in the Borrowing Base is subject to the credit approval processes of all of the Lenders (other than Defaulting Lenders) subject to the terms hereof.

(f)            Mandatory Action.

(i)            If on any date a Borrowing Base Deficiency exists, then the Company shall cure such Borrowing Base Deficiency immediately by prepaying the Loans in an aggregate principal amount equal to such excess, together with interest on the principal amount paid and accrued to date of such prepayment and if any excess remains after prepaying the Loans because of any Letter of Credit Outstandings, Cash Collateralize an amount equal to such excess; provided, however, that upon any Borrowing Base Deficiency caused by a redetermination downward of the Borrowing Base pursuant to Section 2.6, the Company may effect such cure through any of the following means or any combination thereof:  (A) the making of a lump sum principal prepayment on the Loans within 30 days of the occurrence of such Borrowing Base Deficiency (and, if any Borrowing Base Deficiency remains after prepayment of all Loans, Cash Collateralizing the Letter of Credit Outstandings to the extent required to eliminate the Borrowing Base Deficiency); (B) the making of a principal prepayment on the Loans (and, if any Borrowing Base Deficiency remains after prepayment of all Loans, Cash Collateralizing the Letter of Credit Outstandings to the extent required to eliminate the Borrowing Base Deficiency) in six substantially equal monthly installments commencing 30 days from the date the Borrowing Base Deficiency occurs and continuing on the same day of the next five succeeding months thereafter; or (C) the pledge within 15 Business Days of the occurrence of such Borrowing Base Deficiency of additional unencumbered Collateral of sufficient value and character (as determined by the Lenders in their sole discretion) that when added to the Borrowing Base shall equal the applicable Effective Amount.

(ii)      Notwithstanding the foregoing paragraph (i), upon any reduction to the Borrowing Base provided for in Section 8.2(f), if a Borrowing Base Deficiency shall exist or the Company or any Restricted Subsidiary shall have incurred any early termination or similar payment Obligation(s) to any Qualifying Derivative Contract Counterparty as a result of the Disposition and termination or modification of any related Derivative Contract(s), the Company shall contemporaneously with such Disposition (x) make, or cause to be made, a principal prepayment on the Loans in an amount equal to the Borrowing Base Deficiency and (y) satisfy in full all such Obligation(s) to any affected Qualifying Derivative Contract Counterparty.

(iii)     Unless the Required Lenders together with the Administrative Agent shall otherwise agree, if the Company or any of its Subsidiaries shall receive Net Cash Proceeds from any Disposition described in Section 8.2(f) or Recovery Event (A) during the continuance of an Event of Default, the Company shall cause the Loans to be prepaid or the outstanding Letters of Credit Cash Collateralized (at 105% of their respective face amounts) in an amount equal to the entirety of such Net Cash Proceeds and (B) except as provided in Section 2.6(f)(ii) and Section 8.9, so long as no Event of Default or Borrowing Base Deficiency exists or is continuing, the Company shall apply such proceeds in accordance with the Second Lien Term Loan Agreement to the extent required thereby.  The provisions of this Section 2.6(f)(iii) do not constitute a consent to the consummation of any Disposition not permitted by Section 8.2(f) or otherwise requiring the prior written consent of the Required Lenders and the Administrative Agent.

(g)           Reduction of Borrowing Base Related to Derivative Contracts.  If during any Borrowing Base Period the Company liquidates, unwinds, restructures or otherwise modifies any one or more Derivative Contracts in one or more transactions which the Administrative Agent considered in determining the then-effective Borrowing Base, and the value attributable to such liquidated, unwound, restructured or modified Derivative Contract, as calculated by the Administrative Agent in the then-effective Borrowing Base, in the aggregate exceeds 5% of such Borrowing Base, then the Company shall promptly provide notice to the Administrative Agent after such transaction or transactions and at the request of the Required Lenders, the Administrative Agent shall redetermine the Borrowing Base solely to take into account the value assigned to all such liquidated Derivative Contracts in the then-effective Borrowing Base.  Any such redetermination shall be in addition to the Lenders’ right to request an optional redetermination pursuant to Section 2.6(d).

Section 2.7             Repayment.

(a)           Principal.  The Company shall repay to the Administrative Agent for the benefit of the Lenders the outstanding principal balance of the Loans (and the outstanding principal of the Loans shall be due and payable) on the Termination Date.

(b)           Interest.  (i)  Each Loan shall bear interest on the principal amount thereof from the applicable Borrowing Date or date of conversion or continuation pursuant to Section 2.3, as the case may be, at a rate per annum equal to (A) in the case of LIBO Rate Loans the lesser of (x) the LIBO Rate plus the Applicable Margin and (y) the Highest Lawful Rate and (B) in the case of Base Rate Loans the lesser of (x) the Alternate Base Rate plus the Applicable Margin and (y) the Highest Lawful Rate.

(ii)           Interest on each Loan shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any prepayment of Loans under Sections 2.5(b) or 2.6 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Administrative Agent.

(iii)          Notwithstanding paragraph (i) of this Section 2.7(b), while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum equal to the lesser of (A) the Highest Lawful Rate and (B) the rate otherwise applicable plus two percent (2%) (“Default Rate”).

(iv)          During the period of any Borrowing Base Deficiency, unless the Default Rate is then in effect, the Company shall pay interest at a rate per annum equal to the lesser of (A) (i) the Alternate Base Rate plus 2.75% per annum or (ii) the LIBO Rate plus 3.75% per annum and (B) the Highest Lawful Rate.

Section 2.8             Fees.

(a)           Commitment Fees.  The Company shall pay to the Administrative Agent for the account of the Lenders an aggregate commitment fee on the actual daily amount of the Available Borrowing Base at a per annum rate equal to the amount set forth on the Pricing Grid.

Such commitment fee shall accrue from the Effective Time to the Termination Date and shall be due and payable quarterly in arrears on the first day of the month following the last Business Day of each quarter commencing with the quarter ended December 31, 2012 (and payable on January 1, 2013) through the Termination Date, with the final payment to be made on the Termination Date; provided, however, that in connection with any reduction or termination of the Maximum Loan Amount or Aggregate Commitment under Section 2.4, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date.  The commitment fees provided in this Section 2.8(a) shall accrue at all times after the Effective Time, up to the Termination Date including at any time during which one or more conditions in Article V are not met.

(b)           Letter of Credit Fees.  The Company agrees to pay (i) to the Administrative Agent for the account of the Lenders a Letter of Credit fee for each Letter of Credit, due and payable quarterly on the first day of the month following the last Business Day of each quarter and on the Termination Date, in arrears from the date of Issuance in an amount per annum equal to the product equal to the Letter of Credit Rate set forth on the Pricing Grid multiplied by the aggregate amount available under each Letter of Credit, on each day from the date of Issuance thereof to the date on which such Letter of Credit expires or is terminated, (ii) to the Issuing Lender for its account a fee, due and payable quarterly on the first day of the month following the last Business Day of each quarter and on the Termination Date, for the Issuance by it of each Letter of Credit in an amount per annum (calculated on the basis of a year of 360 days) equal to 0.00125 multiplied by the aggregate amount available under each Letter of Credit, on each day from the date of Issuance thereof to the date on which such Letter of Credit expires or is terminated and (iii) to the Issuing Lender, for its account on demand its customary letter of credit transactional fees and out-of-pocket expenses for each Letter of Credit Issued by it, including amendment fees, payable with respect to each such Letter of Credit.  The Administrative Agent shall pay to each Lender its pro-rata share of the Letter of Credit fees paid pursuant to this Section 2.8(b)(i).  The Administrative Agent shall pay to the Issuing Lender the Letter of Credit fees paid pursuant to this Section 2.8(b)(ii) and 2.8(b)(iii).

(c)           Other Fees.  In addition to all other amounts due to the Administrative Agent under the Loan Documents, the Company will pay fees to the parties and in the amounts specified in the Agent Fee Letter.

Section 2.9             Computation of Fees and Interest.  (a)  All computations of interest for Base Rate Loans when the Alternate Base Rate is based on the prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365 day year).  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to but not including the last day thereof.

(b)           Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.

Section 2.10           Payments by the Company; Borrowings Pro Rata.  (a)  All payments to be made by the Company shall be made without setoff, recoupment or counterclaim.  Except as otherwise expressly provided herein, all payments by the Company shall be made to the Administrative Agent for the account of the Lenders at the Agent’s Payment Office, and shall be made in dollars and in immediately available funds, no later than 1:00 p.m. (New York, NY time) on the date specified herein.  Except to the extent otherwise expressly provided herein, (i) each payment by the Company of fees shall be made for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, (ii) each payment of principal of Loans shall be made for the account of the Lenders ratably in accordance with their respective Pro Rata Share of the outstanding principal amount of such Loans, and (iii) each payment of interest on Loans shall be made for the account of the Lenders ratably in accordance with their respective Pro Rata Share of the aggregate amount of interest due and payable to the Lenders.  The Administrative Agent will promptly distribute to each Lender its applicable share of such payment in like funds as received.  Any payment received by the Administrative Agent later than 1:00 p.m. (New York, NY time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)           (Reserved).

(c)           Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(d)           Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Company has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(e)           Except to the extent otherwise expressly provided herein, each Borrowing hereunder shall be from the Lenders pro rata in accordance with their respective Pro Rata Shares.

Section 2.11           Funding by Lenders; Presumption by Administrative Agent.  (a)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3 and may, in reliance upon such assumption, make available to the Company a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the

Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Company, the interest rate applicable to Base Rate Loans.  If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)           Payments by Company; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due.  In such event, if the Company has not in fact made such payment, then each of the Lenders or the Issuing Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)           The existence of a Defaulting Lender or the failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

Section 2.12           Sharing of Payments, etc.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(a)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Outstandings to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.8) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments.

Section 2.13           Issuing the Letters of Credit.  (a)  In order to effect the issuance of a Letter of Credit, the Company shall submit a Notice of Borrowing and LC Application in writing by telecopy to the Administrative Agent (who shall promptly notify the Issuing Lender) not later than 1:00 p.m. (New York, NY time) three (3) Business Days before the requested date of issuance of such Letter of Credit.  Each such Notice of Borrowing and LC Application shall be signed by the Company, specify the Business Day on which such Letter of Credit is to be issued, the purpose for the requested Letter of Credit, specify the availability for Letters of Credit under the Borrowing Base, the Aggregate Commitment and the $15,000,000 aggregate Letter of Credit Outstandings limitation as of the date of issuance of such Letter of Credit and the expiry date thereof which shall not be later than the earlier of (i) one year after its Issuance (or, if renewed, one year after the renewal date) and (ii) the Maturity Date, unless such Letter of Credit has been Cash Collateralized with cash in an amount at least equal to 105% of the undrawn face amount thereof at least 30 days before the Maturity Date.  If requested by the Company not later than three (3) Business Days prior to expiration of any Letter of Credit, any Letter of Credit may be renewed for the additional period specified in Section 2.1(c).

(b)           Upon satisfaction of the applicable terms and conditions set forth in Article V, the Issuing Lender shall issue such Letter of Credit to the specified beneficiary not later than the close of business, New York, NY time, on the date so specified.  The Administrative Agent shall provide the Company and each Lender with a copy of each Letter of Credit so issued.  Each such Letter of Credit shall (i) provide for the payment of drafts, presented for honor thereunder by the beneficiary in accordance with the terms thereon, at sight when accompanied by the documents described therein and (ii) (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision) (the “UCP”), International Chamber of Commerce Publication No. 600 or (B) the International Standby Practices (ISP98) (the “ISP”), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender and shall, as to matters not governed by the UCP or ISP, be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(c)           Upon the Issuance of each Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each other Lender, and each other Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit, the obligations thereunder and in the reimbursement obligations of the Company due in respect of drawings made under such Letter of Credit.  If requested by the Issuing Lender, the other Lenders will execute any other documents reasonably requested by the Issuing Lender to evidence the purchase of such participation.

(d)           Upon the presentment of any draft for honor under any Letter of Credit by the beneficiary thereof which the Issuing Lender determines is in compliance with the conditions for payment thereunder, the Issuing Lender shall promptly notify the Company, the Administrative Agent and each Lender of the intended date of honor of such draft and the Company hereby promises and agrees, at the Company’s option, to either (i) pay to the Administrative Agent for the account of the Issuing Lender the full amount of such draft in immediately available funds, by (x) 3:00 p.m. (New York, NY time) on the intended date of honor of such draft, if the Company received such notice on or prior to 10:00 a.m. (New York, NY time) on the intended date of honor of such draft or (y) if the Company shall have received such notice after 10:00 a.m. (New York, NY time) on the intended date of honor of such draft, then not later 3:00 p.m. (New York, NY time) on the first Business Day immediately following such intended date of honor of such draft or (ii) request a Loan pursuant to the provisions of Sections 2.1(a) and 2.2 of this Agreement in the full amount of such draft, which request shall specify that the Borrowing Date is to be the date payment is due under the Letter of Credit as specified in the Issuing Lender’s notice.  If the Company fails timely to make such payment because a Loan cannot be made pursuant to Section 2.1(a) or Section 5.2, each Lender shall, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default), make available to the Administrative Agent for the benefit of the Issuing Lender an amount equal to its Pro Rata Share of the presented draft on the day the Issuing Lender is required to honor such draft.  If such amount is not in fact made available to the Administrative Agent by such Lender on such date, such Lender shall pay to the Administrative Agent for the account of the Issuing Lender, on demand made by the Issuing Lender, in addition to such amount, interest thereon at the Federal Funds Rate for the first two days following demand and thereafter until paid at the Alternate Base Rate.  Upon receipt by the Administrative Agent from the Lenders of the full amount of such draft, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default) the full amount of such draft shall automatically and without any action by the Company, be deemed to have been a Base Rate Loan as of the date of payment of such draft.  Nothing in this Section 2.13(d) or elsewhere in this Agreement shall diminish the Company’s obligation under this Agreement to provide the funds for the payment of, or on demand to reimburse the Issuing Lender for payment of, any draft presented to, and duly honored by, the Issuing Lender under any Letter of Credit, and the automatic funding of a Loan as provided in this Section 2.13(d) shall not constitute a cure or waiver of the Event of Default for failure to provide timely such funds as agreed in this Section 2.13(d).

(e)           In order to induce the issuance of Letters of Credit by the Issuing Lender and the purchase of participations therein by the other Lenders, the Company agrees with the Administrative Agent, the Issuing Lender and the other Lenders that neither the Administrative Agent nor any Lender (including the Issuing Lender) shall be responsible or liable (except as provided in the following sentence) for, and the Company’s unconditional obligation to reimburse the Issuing Lender through the Administrative Agent for amounts paid by the Issuing Lender, as provided in Section 2.13(d) above, on account of drafts so honored under the Letters of Credit shall not be affected by, any circumstance, act or omission whatsoever (whether or not known to the Administrative Agent or any Lender (including the Issuing Lender)) other than a circumstance, act or omission resulting from the gross negligence or willful misconduct of the Administrative Agent or any Lender, including the Issuing Lender.  The Company agrees that any action taken or omitted to be taken by the Administrative Agent or any Lender (including the Issuing Lender) under or in connection with any Letter of Credit or any related draft, document or Property shall be binding on the Company and shall not put the Administrative Agent or any Lender (including the Issuing Lender) under any resulting liability to the Company, unless such action or omission is the result of the gross negligence or willful misconduct of the Administrative Agent or any such Lender (including the Issuing Lender).  The Company hereby waives presentment for payment (except the presentment required by the terms of any Letter of Credit) and notice of dishonor, protest and notice of protest with respect to drafts honored under the Letters of Credit.  The Issuing Lender agrees promptly to notify the Company whenever a draft is presented under any Letter of Credit, but failure to so notify the Company shall not in any way affect the Company’s obligations hereunder.  Subject to Section 3.7, if while any Letter of Credit is outstanding, any law, executive order or regulation is enforced, adopted or interpreted by any public body, governmental agency or court of competent jurisdiction so as to affect any of the Company’s obligations or the compensation to any Lender in respect of the Letters of Credit or the cost to such Lender of establishing or maintaining the Letters of Credit (or any participation therein), such Lender shall promptly notify the Company thereof in writing and within ten Business Days after receipt by the Company of such Lender’s request (through the Administrative Agent) for reimbursement or indemnification or within 30 days after receipt of a notice in respect of Indemnified Taxes, the Company shall reimburse or indemnify such Lender, as the case may be, with respect thereto so that such Lender shall be in the same position as if there had been no such enforcement, adoption or interpretation.  The foregoing agreement of the Company to reimburse or indemnify the Lenders shall apply in (but shall not be limited to) the following situations:  an imposition of or change in reserve, capital maintenance or other similar requirements or in excise or similar Taxes or monetary restraints, except a change in franchise Taxes imposed on such Lender or in Tax on the net income of such Lender.

(f)            In the event that any provision of an LC Application is inconsistent with, or in conflict of, any provision of this Agreement, including provisions for the rate of interest applicable to drawings thereunder or rights of setoff or any representations, warranties, covenants or any events of default set forth therein, the provisions of this Agreement shall govern.

(g)           If the Obligations, or any part thereof, become immediately due and payable pursuant to Article IX of this Agreement, then the entirety of the Letter of Credit Outstandings shall become immediately due and payable without regard for actual drawings or payments on the Letters of Credit, and the Company shall be obligated to pay to the

Administrative Agent immediately an amount equal to the entirety of the Letter of Credit Outstandings.  All amounts made due and payable by the Company under this Section 2.13(g) may be applied as the Issuing Lender and the Lenders elect to any of the various Letter of Credit Outstandings; provided, however, that such amounts applied by the Issuing Lender and the Lenders to the Letter of Credit Outstandings shall be (i) first applied to the Matured Letter of Credit Outstandings, and (ii) second held by the Administrative Agent in an interest bearing account for the benefit of the Issuing Lender and the Lenders as LC Collateral, such LC Collateral to be held in an account with the Administrative Agent or an Affiliate thereof, until such remaining portion of the Letter of Credit Outstandings has either (x) become a portion of the Matured Letter of Credit Outstandings, at which time such LC Collateral paid to the Administrative Agent shall be applied to such Matured Letter of Credit Outstandings, or (y) expired undrawn, at which time an amount of such LC Collateral equal to such expired and undrawn Letter of Credit Outstandings, plus accrued interest thereon, shall be applied as otherwise required or permitted under Article IX.  This Section 2.13(g) shall not limit or impair any rights which the Administrative Agent, the Issuing Lender or any of the Lenders may have under any other document or agreement relating to any Letter of Credit or portion of the Letter of Credit Outstandings, including without limitation, any LC Application.

(h)           Any Issuing Lender may resign at any time by giving thirty (30) days prior written notice to the Company, the Administrative Agent, and such resigning Issuing Lender.  The Issuing Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender.  The Administrative Agent shall notify the Lenders of any such resignation or replacement of an Issuing Lender.  At the time any such resignation or replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of such resigning or replaced Issuing Lender pursuant to Section 2.8(b).  After the resignation or replacement of an Issuing Lender hereunder, the resigning Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to the Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

(i)            Cash Collateral.

(i)            The Company shall Cash Collateralize all Letter of Credit Outstandings to the extent required by the terms of this Agreement, including without limitation, Sections 2.6, 2.13, 2.14 and 9.3.  The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender,  hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all Cash Collateral and all proceeds thereof.  Such cash and deposit account balances shall be maintained in interest bearing deposit accounts with (or on behalf of) the Administrative Agent and/or the Issuing Lender.  Except as otherwise expressly provided herein, upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the appropriate Issuing Lender.

(ii)           Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s exposure due to a Defaulting Lender shall no longer be required to be held as Cash Collateral pursuant to this Section 2.13(i) following (x) the elimination or reduction of such exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, consistent with clause fifth of Section 2.14(b)(iii), the Company, the Issuing Lender and the Administrative Agent may agree that Cash Collateral shall be held to support future anticipated exposure of the Issuing Lender, the Administrative Agent or the other Lenders (aa) with respect to a Defaulting Lender with respect to future Letters of Credit or (bb) with respect to other obligations owed by a Defaulting Lender hereunder.

Section 2.14           Defaulting Lenders.  (a)  In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Lender will not be required to Issue any Letter of Credit unless any exposure that would result therefrom is fully covered or eliminated by any combination of the following:

(i)            in the case of a Defaulting Lender, (x) the Letter of Credit Outstandings of such Defaulting Lender are or (y) the Issuing Lender’s future exposure with respect to such Defaulting Lender with respect to future Letters of Credit is reallocated to the Non-Defaulting Lenders as provided in clause (i) of Section 2.14(b);

(ii)           in the case of a Defaulting Lender or a Potential Defaulting Lender, the Company Cash Collateralizes the obligations of the Company in respect of the proposed Letter of Credit in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit, or makes other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender; and

(iii)          in the case of a Defaulting Lender or a Potential Defaulting Lender, by an instrument or instruments in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender, the face amount of such requested Letter of Credit is reduced by an amount equal to the unreallocated, non-Cash Collateralized portion thereof as to which such Defaulting Lender or Potential Defaulting Lender would otherwise be liable, in which case the obligations of the Non-Defaulting Lenders in respect of such Letter of Credit, subject to the first proviso below, shall be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 2.12 will be deemed adjusted to reflect this provision;

provided that (a) each Non-Defaulting Lender’s total Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Company, the Administrative Agent, the Issuing Lender, or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender.

(b)           Reallocation of Defaulting Lender Commitment.  If a Lender becomes, and during the period it remains, a Defaulting Lender, and so long as no Default or Event of Default has occurred and is continuing, the following provisions shall apply with respect to any Letter of Credit Outstandings of such Defaulting Lender:

(i)            the Letter of Credit Outstandings of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (a) each Non-Defaulting Lender’s total Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Company, the Administrative Agent, the Issuing Lender, or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii)           to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Outstandings cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Company will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Lender), (a) Cash Collateralize the obligations of the Company to the Issuing Lender in respect of such Letter of Credit Outstandings in an amount at least equal to the aggregate amount of the unreallocated portion of such Letter of Credit Outstandings, or (b) make other arrangements satisfactory to the Administrative Agent, and to the Issuing Lender, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii)          any amount paid by the Company or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.15) the termination of the Commitments and payment in full of all Obligations of the Company hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender under this Agreement; third, to Cash Collateralize the Issuing Lender’s exposure with respect to such Defaulting Lender in accordance with Section 2.13(i); fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.13(i); sixth, to the payment of  any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Matured Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Oustandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Oustandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Oustandings are held by the Lenders pro rata in accordance with their Commitments without giving effect to Section 2.14(b)(i).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(b)(iii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)           Fees.  (i)  No Defaulting Lender shall be entitled to receive any fee under Section 2.8(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)           Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 2.8(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.13 or 2.14(a).

(iii)          With respect to any Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (ii) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Outstandings that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.14(b)(i), (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d)           Termination of Defaulting Lender Commitment.  The Company may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (which will promptly notify the

Lenders thereof), and in such event the provisions of Section 2.14(b)(iii) will apply to all amounts thereafter paid by the Company for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Company, the Administrative Agent, the Issuing Lender, or any Lender may have against such Defaulting Lender.

(e)           Qualifying Derivative Contracts.  Transactions under a Derivative Contract entered into with a Lender that is a Defaulting Lender shall constitute Obligations to the extent set forth in the definition of “Obligations”.

Section 2.15           Defaulting Lender Cure.  If the Company, the Administrative Agent and the Issuing Lender agree in writing in their discretion that a Lender is no longer a Defaulting Lender or a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.14(b)), such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Credit Exposure) of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

Section 2.16           Increase in Aggregate Commitment.

(a)           Request for Increase.  Provided no Default or Event of Default has occurred and is continuing, upon notice to the Administrative Agent, the Company may from time to time, request an increase in the Aggregate Commitment; provided, however, that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Company may make a maximum of four such requests, and (iii) after giving effect to such increase, the Aggregate Commitment shall not be in excess of the Maximum Loan Amount.  At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)           Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within the time period specified in the notice provided by the Company pursuant to Section 2.16(a) whether or not it agrees to increase its Commitment and, to the extent such Lender agrees to increase its Commitment, such Lender shall indicate whether such increase is by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase.

Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  No Lender’s Commitment shall be increased without its consent.

(c)           Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made pursuant to Section 2.16(a).  To achieve the full amount of an increase in the Aggregate Commitment requested by the Borrower, the Company may invite (i) one or more Eligible Assignees and (ii) subject to the approval of the Administrative Agent and the Issuing Lender, one or more other financial institutions, in either case, to become Lenders pursuant to a Joinder Agreement.

(d)           Effectiveness of Aggregate Commitment Increase and Allocations.  If the Aggregate Commitment is increased in accordance with this Section 2.16, the Administrative Agent and the Company shall determine the effective date (the “Aggregate Commitment Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Aggregate Commitment Increase Effective Date.  In addition, the Administrative Agent shall determine the Pro Rata Share of each Lender, after giving effect to any such increase.

(e)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Aggregate Commitment Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of each such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Company, certifying (1) as to the matters set forth in Section 5.2(b) (provided that the references to “Borrowing Date” shall be deemed to be “Aggregate Commitment Increase Effective Date”), (c), and (d) and (2) that as of the Aggregate Commitment Increase Effective Date and after giving effect to the increase in the Aggregate Commitment being made on such date, such increase in the Aggregate Commitment is permitted under the Second Lien Loan Documents, the Senior Notes Indentures and the Exchange Notes Indentures.  The Company shall prepay any Loans outstanding on the Aggregate Commitment Increase Effective Date (and pay any additional amounts required pursuant to Section 3.4) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Share arising from any nonratable increase in the Commitments under this Section.

(f)            Conflicting Provisions.  This Section 2.16 shall supersede any provisions in Section 2.12 or Section 11.1 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.1             Taxes.  (a)  Any and all payments by the Company to each Lender or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes except as required by applicable Law.  In addition, the Company shall pay all Other Taxes.

(b)           Subject to Section 3.1(f), the Company agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 3.1) paid by the Lender or the Administrative Agent and any liability arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted.  Each Lender shall severally indemnify the Administrative Agent for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8(h) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.1(b).  Payment under this indemnification shall be made within 30 days after the date the affected Lender or the Administrative Agent makes written demand therefor.

(c)           If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:  (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.1), such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (ii) the Company shall make such deductions and withholdings; (iii) the Company shall pay the full amount deducted or withheld to the relevant Governmental Authority or other authority in accordance with applicable law; and (iv) if such Tax is an Indemnified Tax, the Company shall also pay to each affected Lender or the Administrative Agent for the account of such Lender, at the time interest is paid, all additional amounts which such Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Indemnified Taxes had not been imposed.

(d)           Within 30 days after the date of any payment by the Company of Indemnified Taxes under Section 3.1(c) above, the Company shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

(e)           If the Company is required to pay additional amounts to any Lender or the Administrative Agent pursuant to Section 3.1(c), then upon written request of the Company such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

(f)            No Lender that is required to comply with Section 10.10 shall be entitled to any indemnification under this Section 3.1 if the obligation with respect to which indemnification is sought would not have arisen but for a failure of the affected Lender to comply with such Section 10.10.

Section 3.2             Illegality.  (a)  If any Lender determines that any Change in Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make LIBO Rate Loans, then, on notice thereof by the Lender to the Company through the Administrative Agent, any obligation of that Lender to make LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.

(b)           If a Lender determines that it is unlawful to maintain any LIBO Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such LIBO Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBO Rate Loan.  If the Company is required to so prepay any LIBO Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

(c)           If the obligation of any Lender to make or maintain LIBO Rate Loans has been so terminated or suspended, all Loans which would otherwise be made by the Lender as LIBO Rate Loans shall be instead Base Rate Loans.

(d)           Before giving any notice to the Administrative Agent under this Section 3.2, the affected Lender shall designate a different Lending Office with respect to its LIBO Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

Section 3.3             Increased Costs and Reduction of Return.  (a)  If any Lender determines that, due to either (i) any Change in Law (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBO Rate) or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (including Dodd-Frank/Basel) (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBO Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b)           If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation (including Dodd-Frank/Basel), (ii) any change in any Capital Adequacy Regulation (including Dodd-Frank/Basel), (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof (including Dodd-Frank/Basel), or (iv) compliance by such Lender (or its Lending Office) or any Affiliate controlling such Lender with any Capital Adequacy Regulation (including Dodd-Frank/Basel), affects or would affect the amount of capital required or expected to be maintained by such Lender or any Affiliate controlling such Lender and (taking into consideration such Lender’s or such Affiliate’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, Loans, other Credit Extensions, or Obligations under this Agreement, then, upon demand of such Lender to the Company through the Administrative Agent, the Company shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

Section 3.4             Funding Losses.  The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of (a) the failure of the Company to make on a timely basis any payment of principal of any LIBO Rate Loan; (b) the failure of the Company to borrow or continue a LIBO Rate Loan or to convert a Base Rate Loan to a LIBO Rate Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation (including by reason of the failure to satisfy any condition precedent thereto); (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.5; (d) the prepayment (including pursuant to Section 2.6) or other payment (including after acceleration thereof) of a LIBO Rate Loan on a day that is not the last day of the relevant Interest Period; or (e) the automatic conversion under Section 2.3 of any LIBO Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBO Rate Loans or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of margin).  For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.4 and under Section 3.3(a), each LIBO Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the LIBO Rate for such LIBO Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan is in fact so funded.

Section 3.5             Inability to Determine Rates.  If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or that the LIBO Rate applicable pursuant to Section 2.7(b) for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans hereunder shall be suspended until the Administrative Agent upon the instruction of the Lenders revokes such notice in writing.  Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it.  If the Company does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the

Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBO Rate Loans.

Section 3.6             Certificates of Lenders.  Any Lender claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error; provided, however, that such Lender shall only be entitled to collect amounts incurred within 180 days of such notice.

Section 3.7             Substitution of Lenders.  Upon (i) the receipt by the Company from any Lender of a claim for compensation under this Article III, (ii) the refusal of a Lender to accept the Annual Proposed Borrowing Base pursuant to Section 2.6(b) or Semi-Annual Proposed Borrowing Base pursuant to Section 2.6(c) (as applicable) or (iii) a Lender becoming a Defaulting Lender, and, as a result, the Company elects by written notice to the Administrative Agent to replace such Lender pursuant to this Section 3.7 (such Lender, an “Affected Lender”), the Company may:  (a) obtain a replacement bank or financial institution satisfactory to the Administrative Agent to acquire and assume all or a ratable part of all of such Affected Lender’s Loans and Commitment (a “Replacement Lender”); or (b) request one more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Commitment but none of the Lenders shall have any obligation to do so.  Any such designation of a Replacement Lender under clause (a) shall be subject to the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.  The appointment of a Replacement Lender shall be effectuated by a Lender Assignment Agreement entered into by such Affected Lender and such one or more Replacement Lenders (together with any consents for such assignment required hereunder).

Section 3.8             Survival.  The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.

ARTICLE IV

SECURITY

Section 4.1             The Security.  The Obligations (other than the Company’s obligations under the Hazardous Materials Indemnity) will be secured by the Security Documents.  Certain of the Security Documents are amendments and restatements of Security Documents (as defined in the Existing Credit Agreement), and as such, are granted by the Company, or its Restricted Subsidiaries, as applicable, in assumption, renewal, extension, amendment and restatement of such prior liens and security interests securing the Existing Credit Agreement and are entitled to the priority and perfection relating back to the date originally granted and assigned to the greatest extent possible.  Each of the Company and its Restricted Subsidiaries hereby adopts, assumes, ratifies, and reaffirms such prior Liens and security interests and confirms that such Liens and security interests secure the Obligations as a continuation of the original “Obligations” described in the Existing Credit Agreement.

Section 4.2             Agreement to Deliver Security Documents.  The Company shall, and shall cause its Restricted Subsidiaries (other than Ellwood) where applicable, to deliver whenever reasonably requested by the Administrative Agent, (a) favorable title opinions from legal counsel reasonably acceptable to the Administrative Agent, or such other evidence of title reasonably satisfactory to the Administrative Agent with respect to the Mortgaged Properties, based upon abstract or record examinations acceptable to the Administrative Agent with respect to at least 80% of the Net Present Value of the Proved Reserves and 90% of the Net Present Value of the Proved Developed Producing Reserves, and providing that such Properties are free and clear of all Liens except Permitted Liens and covering such other matters as the Administrative Agent may reasonably request and (b) evidence that at least eighty-five (85%) of the Net Present Value of the Proved Reserves and at least ninety-five percent (95%) of the Net Present Value of the Proved Developed Producing Reserves, in each case as set forth in the most recent Reserve Report, are subject to Security Documents securing the Obligations that constitute and create legal, valid and duly perfected deed of trust or mortgage Liens in such Mortgaged Properties and interests, and assignments of and security interests in the Oil and Gas attributable to such Mortgaged Properties comprised of Oil and Gas Properties and interests and the proceeds thereof, in each case subject only to Permitted Liens.

Section 4.3             (Reserved).

Section 4.4             Setoff.  Each Lender, Issuing Lender and their Affiliates shall, upon the occurrence and during the continuance of any Event of Default described in clauses (g) and (h) of Section 9.1 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter maintained with such Secured Party; provided that, any such appropriation and application shall be subject to the provisions of Section 2.12.  Each Lender and Issuing Lender agrees promptly to notify the Company and the Administrative Agent after any such appropriation and application made by such Person or its Affiliates; provided that, the failure to give such notice shall not affect the validity of such setoff and application; provided further that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under law or otherwise) which such Secured Party may have.

Section 4.5             Guaranty.  (a)  Each Guarantor has executed and delivered to the Administrative Agent, and each Restricted Subsidiary (other than Ellwood) of the Company now existing or created, acquired or coming into existence after the date hereof shall, promptly upon request by the Administrative Agent, execute and deliver to the Administrative Agent, a Guaranty setting forth therein an absolute and unconditional guaranty of the timely repayment of, and the due and punctual performance of the Obligations of the Company, which Guaranty shall be reasonably satisfactory to the Administrative Agent in form and substance.  The Company will cause each of its Restricted Subsidiaries (other than Ellwood) to deliver to the Administrative Agent, simultaneously with its delivery of such a Guaranty, written evidence reasonably satisfactory to the Administrative Agent and its counsel that such Restricted Subsidiary has taken all corporate, limited liability company or partnership action necessary to duly approve and authorize its execution, delivery and performance of such Guaranty and any Security Documents and other documents which it is required to execute.

(b)           Guaranty Representations.  Each Loan Party represents and warrants to the Administrative Agent and the Lenders at the Effective Time:

(i)            Benefit to Guarantors.  The Loan Parties are mutually dependent on each other in the conduct of their respective businesses, with the credit needed from time to time by each often being provided by another or by means of financing obtained by one such Affiliate with the support of the other for their mutual benefit and the ability of each to obtain such financing is dependent on the successful operations of the other.  The board of directors, manager or general partner or similar governing body, of each Guarantor has determined that such Guarantor’s execution, delivery and performance of this Agreement may reasonably be expected to directly or indirectly benefit such Guarantor and is in the best interests of such Guarantor.

(ii)           Reasonable Consideration for Guaranties.  The direct or indirect value of the consideration received and to be received by such Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of each Guarantor hereunder and its Guaranty, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit such Guarantor, directly or indirectly.

(iii)          Benefit to Lenders.  The Loan Parties acknowledge that, but for the making of the Guaranties, the Lenders would not be making the Loans hereunder.

Section 4.6             Production Proceeds.  Notwithstanding that, by the terms of the various Security Documents, the Company is and will be assigning to the Administrative Agent all of the Net Proceeds of Production accruing to the Mortgaged Properties covered thereby, so long as no Event of Default has occurred and is continuing, the Administrative Agent, on behalf of the Secured Parties, grants each of the Company and its Subsidiaries a revocable license to continue to receive from the purchasers of production all such Net Proceeds of Production, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified.  During the continuance of an Event of Default described under Sections 9.1(g) or 9.1(h), this license shall be automatically revoked, and during the continuance of any other Event of Default, this license shall be revocable in the sole discretion of the Administrative Agent, by notice to the Company, and the Administrative Agent may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Net Proceeds of Production then held by the Loan Parties or to receive directly from the purchasers of production all other Net Proceeds of Production.  In no case shall any failure, whether purposeful or inadvertent, by the Administrative Agent to collect directly any such Net Proceeds of Production constitute in any way a waiver, remission or release of any of its rights under the Security Documents, nor shall any release of any Net Proceeds of Production by the Administrative Agent to the Loan Parties constitute a waiver, remission, or release of any other Net Proceeds of Production or of any rights of the Administrative Agent to collect other Net Proceeds of Production thereafter.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1             Conditions of the Effective Date and Initial Credit Extensions.  The effectiveness of this Agreement, and each Lender’s obligation to lend money and otherwise extend credit to the Company to refinance, renew and extend the Existing Revolving Credit Outstandings are subject to the condition that on or before the Effective Time the Administrative Agent shall have received all of the following, in form and substance reasonably satisfactory to the Administrative Agent and each Lender (or, in the case of clauses (f), (h), (p), or (u) the conditions specified therein shall have been satisfied):

(a)           Credit Agreement and Related Documents.  This Agreement, the Notes (if any), the Guaranty and the Security Documents, duly executed and delivered by each Loan Party a party thereto;

(b)           Resolutions; Incumbency; Organization Documents.  (i) Resolutions of the board of directors of the Company and members or the board of directors or similar governing body of each Guarantor or its general partner, as applicable, authorizing the transactions contemplated hereby, certified as of the Effective Date by a Responsible Officer of such Person; (ii) Certificates of a Responsible Officer of the Company and a Responsible Officer of each Guarantor certifying the names and true signatures of the officers of such Person authorized to execute, deliver and perform, as applicable, this Agreement, the Security Documents, the Guaranty, and all other Loan Documents to be delivered by it hereunder; and (iii) the Organization Documents of each Loan Party as in effect on the Effective Date, certified by a Responsible Officer of such Person as of the Effective Date;

(c)           Good Standing.  Good standing certificates for each Loan Party from its state of incorporation or formation, and evidencing its qualification to do business in each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, in each case as of a recent date;

(d)           Payment of Fees.  Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses owed pursuant to the Existing Credit Agreement and under this Agreement and the Agent Fee Letter, in each case to the extent then due and payable on the Effective Date and an invoice for which has been received by the Company at least one Business Day before the Effective Date, including any such costs, fees and expenses arising under or referenced in Sections 2.8 and 11.4;

(e)           Certificate.  A certificate signed by a Responsible Officer of the Company, dated as of the Effective Date, certifying as to the matters set forth in Section 5.2(b) (provided that the references to “Borrowing Date” shall be deemed to be “Effective Date”), (c), (d) and (e);

(f)            Due Diligence.  The Administrative Agent shall have completed a due diligence review satisfactory to the Administrative Agent on behalf of the Required Lenders, including as to the Company’s most recent engineering reports, land issues, legal structure, capital budgets, tax position, confirmation of all Borrowing Base amounts described herein, hedging strategy and hedging position of the Company and its Subsidiaries;

(g)           Title.  Evidence that the Company and its Restricted Subsidiaries have record title on at least 80% of the Net Present Value of the Proved Reserves and 90% of the Net Present Value of the Proved Developed Producing Reserves, in each case, subject to no other Liens, other than Permitted Liens, evidenced by title information satisfactory to the Administrative Agent;

(h)           Environmental.  The Administrative Agent shall have completed a review satisfactory to the Administrative Agent of current public environmental data sources, registers and lists regarding each Loan Party and their respective Oil and Gas Properties and the Administrative Agent and the Lenders shall be satisfied with all environmental matters;

(i)            Insurance Certificates.  Insurance certificates in form and substance reasonably satisfactory to the Administrative Agent, from the Company’s insurance carriers reflecting the current insurance policies required under Section 7.6 (such insurance will be primary and not contributing) including any necessary endorsements to reflect the Administrative Agent as loss payee and additional insured for the ratable benefit of the Lenders;

(j)            Other Documents.  Such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may request;

(k)           Opinions of Counsel.  (i) An opinion of Bracewell & Giuliani LLP covering such matters as the Administrative Agent may require in form and substance reasonably satisfactory to the Administrative Agent dated as of the Effective Date and (ii) opinions of Bracewell & Giuliani LLP and Downey Brand LLP as to the enforceability and perfection of the Liens and security interests created under the Mortgages filed or to be filed in Texas and California, respectively;

(l)            Initial Reserve Report, Financial Statements and Pro Forma Financial Statements.  The Initial Reserve Report and the Audited Financial Statements, each in form and substance satisfactory to the Administrative Agent;

(m)          Lien Searches.  Evidence of the results of a recent lien search in each of the jurisdictions in which UCC financing statements or other filings or recordations should be made to evidence or perfect security interests in any assets of the Loan Parties, and such search shall reveal no Liens on any of the Property of the Loan Parties, except for Permitted Liens;

(n)           BOE Operational Matters.  Evidence that the Company is qualified by the United States Department of Interior’s Bureau of Ocean Energy Management to operate its Hydrocarbon Interests comprised of leases covering submerged lands on the federal Outer Continental Shelf;

(o)           Filings, Registrations and Recordings.  Each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a first priority perfected Lien on the Collateral described in any Security Document to which the Company or any Guarantor is a party, prior and superior in right to any other Person (other than with respect to Permitted Liens) shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation;

(p)           Approvals.  All government and third party approvals (including any consents) necessary in connection with continuing operations of the Company and its Subsidiaries and the transactions contemplated by the Loan Documents and by the Merger Agreement shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.  No Governmental Authority of competent jurisdiction shall have issued, promulgated, enforced or entered any order, temporary restraining order, preliminary or permanent injunction, or other legal restraint or prohibition that is continuing and which prevents the consummation of the Merger or any part of the Merger;

(q)           Solvency.  A certificate from a Responsible Officer of the Company and each Subsidiary certifying that the Company and its Subsidiaries taken as a whole (i) as of the Effective Date, are, and (ii) after giving effect to the transactions contemplated hereby, including the Merger, will be, Solvent;

(r)            Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock of the Company’s Restricted Subsidiaries pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note pledged by the Loan Parties pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank reasonably satisfactory to the Administrative Agent) by the pledgor thereof;

(s)           Certified Copies of Agreements.  The Administrative Agent shall have received a (i) fully executed copy of the Intercreditor Agreement, the Second Lien Term Loan Agreement, each of the Second Lien Loan Documents and the Merger Agreement, each in form and substance reasonably satisfactory to the Administrative Agent, and (ii) a certificate executed by a Responsible Officer of the Company attaching the Second Lien Term Loan Agreement and the Merger Agreement and certifying such agreements as being true, correct and complete;

(t)            2012 Annual Budget.  The Administrative Agent shall have received a copy of the annual budget of the Company and its Restricted Subsidiaries on a consolidated basis for 2012, projecting total Oil and Gas revenue, total revenue, total operating costs and expenses, net income, interest expense, EBITDA and total capital expenditures, by fiscal quarter;

(u)           Merger.  The following transactions shall have been consummated substantially simultaneously therewith:

(i)            the Company shall have received at least $308,090,000 of gross proceeds from the issuance of the Second Lien Term Loans upon terms and conditions satisfactory to the Administrative Agent and the Lenders;

(ii)           Merger Sub shall have received a capital contribution in form and upon terms and conditions and in amount reasonably satisfactory to Administrative Agent from Denver Parent’s receipt of at least $60,000,000 of gross proceeds from Denver Parent’s issuance of debt or equity; and

(iii)          Merger Sub shall be merged in and into the Company with the Company the surviving entity (the “Merger”) in accordance with the Merger Agreement, and no provision of the Merger Agreement shall have been waived, amended, supplemented without the written consent of the Administrative Agent (which consent will not be unreasonably withheld or delayed);

(v)           Liquidity.  After giving effect to the Merger and the other transactions to occur on the Effective Date, including any Credit Extensions, the Company shall have at least $55,000,000 of cash, Cash Equivalents, Unused Availability under this Agreement and cash on deposit with the Bank of Montreal for the purpose of securing Existing Letters of Credit to the extent permitted by Section 8.1(o), as certified by a Responsible Officer of the Company.

(w)          After giving effect to the Merger and the other Merger Transactions, the Company shall be in compliance on a pro forma basis with Section 8.12.

Section 5.2             Conditions to All Credit Extensions.  The obligation of each Lender to make any Loan (but specifically excluding the conversion into or continuation of LIBO Rate Loans), and of the Issuing Lender to issue any Letters of Credit, in each case from and after the Effective Time, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a)           Notice.  The Administrative Agent shall have received a Notice of Borrowing;

(b)           Continuation of Representations and Warranties.  The representations and warranties in Article VI and Section 4.5(b) shall be true and correct in all material respects (except for representations and warranties which are qualified by a materiality qualifier, which shall be true and correct in all respects) on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

(c)           No Existing Default.  No Default or Event of Default shall exist or shall result from such Borrowing or Issuance or proposed or actual use of the proceeds of such Borrowing or Issuance; and

(d)           No Event or Condition of Material Adverse Effect.  No event or condition having a Material Adverse Effect shall have occurred since December 31, 2011.

(e)           Limitation on Indebtedness Hereunder.  As of the date of such Borrowing or Issuance and after giving effect to such Borrowing or Issuance, the Company is permitted under the Second Lien Loan Documents, the Senior Notes Indentures and the Exchange Notes Indentures to incur such Borrowing or Issuance.

Each Notice of Borrowing submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date that the conditions in this Section 5.2 are satisfied.

Section 5.3             Defaulting Lender.  In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Lender will not be required to Issue any Letter of Credit unless any exposure that would result therefrom is fully covered or eliminated in the manner set forth in Section 2.14(a).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant, jointly and severally, to each Lender and the Administrative Agent, as follows (each representation and warranty herein is given as of the Effective Date and shall be deemed repeated and reaffirmed on the date of each credit extension pursuant to Section 5.2):

Section 6.1             Organization, Existence and Power.  Each Loan Party:  (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (b) has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents; (c) is duly qualified as a foreign corporation, limited partnership or limited liability company and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; and (d) is in compliance with all Requirements of Law, except where the failure to do so individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 6.2             Corporate Authorization; No Contravention.  The execution, delivery and performance by the Loan Parties of this Agreement and each other Loan Document to which such Person is a party have been duly authorized by all necessary organizational action, and do not and will not:  (a) contravene the terms of any of that Person’s Organization Documents; (b) contravene any Second Lien Debt Instrument or any Senior Notes Indenture; (c) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party that would be prior to the Liens granted to the Administrative Agent for the benefit of the

Lenders or otherwise that would constitute a Material Adverse Effect, or any order, injunction, writ or decree of any Governmental Authority to which such Person or its material Property is subject; or (d) violate any Requirement of Law, except where any such contravention, conflict or violation individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 6.3             Governmental Authorization.  No approval, permit, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary in connection with the execution, delivery or performance by, or enforcement against, the Company or any other Loan Party of this Agreement or any other Loan Document to which it is a party, except for filings necessary to obtain and maintain perfection of Liens; routine filings related to the Company and the operation of its business; and such filings as may be necessary in connection with the Lenders’ exercise of remedies hereunder.

Section 6.4             Binding Effect.  This Agreement and each other Loan Document to which the Company or any Restricted Subsidiary is a party constitute the legal, valid and binding obligations of the Company and such Restricted Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 6.5             Litigation.  Unless specifically disclosed in Schedule 6.5 attached hereto, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company or its Subsidiaries or any of their respective Properties which (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, including, without limitation, the Merger or any part of the Merger; or (ii) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

Section 6.6             No Default.  No Default or Event of Default exists or would be reasonably expected to result from the incurring of any Obligations by the Company.  No “Default” or “Event of Default” (as those terms are defined in the Senior Notes Indentures or in the Second Lien Debt Instruments, as the case may be) exists under any Senior Notes Debt Documents or under the Second Lien Debt Instruments.  Neither the Company nor any Subsidiary is in default under or with respect to any other Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

Section 6.7             ERISA Compliance.  Except as specifically disclosed in Schedule 6.7:

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.  Each Plan that is intended to be qualified under Code Section 401(a) is either (i) a prototype plan entitled to rely on the opinion letter issued by the IRS as to the qualified status of such plan under Section 401 of the Code to the extent provided in Revenue Procedure 2005-16, or (ii) the recipient of a determination letter from the IRS to the effect that such Plan is qualified.  To the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification.  The Company and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code, except as would not reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur except as would not reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability except as would not reasonably be expected to have a Material Adverse Effect; (iii) no Pension Plan has been determined to be, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (iv) except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (v) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (vi) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 6.8             Use of Proceeds; Margin Regulations.  The proceeds of the Loans shall be used solely for the purposes set forth in and permitted by Section 7.13.  Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

Section 6.9             Title to Properties.  The Company and each Restricted Subsidiary have good and marketable title to the Mortgaged Properties subject only to Permitted Liens, and, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, have good and marketable title to, or valid leasehold interests in, all other Property necessary or used in the ordinary conduct of their respective businesses.  The Mortgaged Properties of the Company and its Restricted Subsidiaries are subject to no Liens, other than Permitted Liens.

Section 6.10           Oil and Gas Reserves.  Each of the Company and its Restricted Subsidiaries has complied in all material respects (from the time of acquisition by the Company or any Restricted Subsidiary) with all terms of each oil, gas and mineral lease comprising its Oil and Gas Properties, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.  To the best of the knowledge of the Company and its Restricted Subsidiaries, all of the Hydrocarbon Interests comprising its Oil and Gas Properties are enforceable in all material respects in accordance with their terms, except as such may be modified by applicable bankruptcy law or an order of a court in equity.

Section 6.11           Reserve Report.  The Company has heretofore delivered to the Administrative Agent a true and complete copy of a report, dated effective as of July 1, 2012, prepared by DeGolyer & MacNaughton (the “Initial Reserve Report”) covering certain of the Company’s and its Restricted Subsidiaries’ Oil and Gas Properties described therein.  To the best knowledge of the Company, (i) the assumptions stated or used in the preparation of any Reserve Report are believed to be reasonable as of the date thereof, (ii) all information furnished by any Loan Party to the Independent Engineer for use in the preparation of any Reserve Report was accurate in all material respects, and (iii) there has been no material adverse change in the aggregate amount of the estimated Oil and Gas reserves shown in any Reserve Report since the date thereof, except for changes which have occurred as a result of production in the ordinary course of business.

Section 6.12           Gas Imbalances.  Except as disclosed to the Lenders in writing prior to the Effective Time, there are no gas imbalances, take or pay or other prepayments with respect to any of the Oil and Gas Properties in excess of 3% of the Borrowing Base then in effect in the aggregate which would require the Company or its Restricted Subsidiaries to deliver Oil and Gas produced from any of the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 6.13           Taxes.  The Company and its Subsidiaries have filed all federal Tax returns and reports required to be filed, and have paid all federal Taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.  The Company and its Subsidiaries have filed all state and other non-federal Tax returns and reports required to be filed, and have paid all state and other non-federal Taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets prior to delinquency thereof, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.  To the knowledge of the Responsible Officers of the Company, there is no proposed Tax assessment against the Company or any Subsidiary that would, if made, reasonably be expected to have a Material Adverse Effect.

Section 6.14           Financial Statements and Condition.  (a) The Audited Financial Statements, (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b)           During the period from December 31, 2011 to and including the date hereof there has been no Disposition by the Company or any Subsidiaries of any material part of its business or Property, other than Dispositions permitted by Section 8.2(a), 8.2(b), 8.2(c), 8.2(d) or 8.2(e).

(c)           Since December 31, 2011, there has been no event, development or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

(d)           During the period from December 31, 2011 to and including the date hereof neither the Company nor any of its Restricted Subsidiaries has consummated an Asset Sale (as defined in the Second Lien Term Loan Agreement).

Section 6.15           Environmental Matters.  Each of the Company and its Subsidiaries conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and Properties, and such Properties which it is acquiring or planning to acquire and as a result thereof the Company has reasonably concluded that, unless specifically disclosed in Schedule 6.15, such Environmental Laws and Environmental Claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.16           Regulated Entities.  None of the Company, its Subsidiaries, any Person controlling the Company, or any Subsidiary, is an “investment company” within the meaning of the Investment Company Act of 1940.  None of the Company, any Person controlling the Company or any Subsidiary (other than Ellwood), is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

Section 6.17           No Burdensome Restrictions.  Except as set forth on Schedule 6.17, neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

Section 6.18           Copyrights, Patents, Trademarks and Licenses, etc.  The Company and each Restricted Subsidiary own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without material conflict with the rights of any other Person.  To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Restricted Subsidiary infringes upon any rights held by any other Person.  Except as specifically disclosed in Schedule 6.5, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Responsible Officers of the Company, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Responsible Officers of the Company, proposed, which, in either case, would reasonably be expected to have a Material Adverse Effect.

Section 6.19           Subsidiaries.  As of the Effective Time, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.19 hereto and has no material equity investments in any other Person other than those specifically disclosed in part (b) of Schedule 6.19.

Section 6.20           Insurance.  The Company and each Restricted Subsidiary are insured as required under Section 7.6.

Section 6.21           Full Disclosure.  None of the representations or warranties made by the Company or any Restricted Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of the Company or any Restricted Subsidiary in connection with the Loan Documents, taken as whole, contains any untrue statement of a material fact known to the Company or omits any material fact known to the Company required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

Section 6.22           Solvency.  The Company and its Subsidiaries, taken as a whole are, and after giving effect to the Merger and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, and all rights of contribution of such Person against other Loan Parties under the Guaranty, at law, in equity or otherwise, will be Solvent.

Section 6.23           Labor Matters.  Except to the extent such matters do not to constitute a Material Adverse Effect, (a) no actual or threatened strikes, labor disputes, slowdowns, walkouts, work stoppages, or other concerted interruptions of operations that involve any employees employed at any time in connection with the business activities or operations at the Property of the Company or any Subsidiary exist, (b) hours worked by and payment made to the employees of the Company have not been in violation of the Fair Labor Standards Act or any other applicable laws pertaining to labor matters, (c) all payments due from the Company or any Subsidiary for employee health and welfare insurance, including, without limitation, workers compensation insurance, have been paid or accrued as a liability on its books, and (d) the business activities and operations of the Company and each Subsidiary are in compliance with the Occupational Safety and Health Act and other applicable health and safety laws.

Section 6.24           (Reserved).

Section 6.25           Derivative Contracts.  Neither the Company nor any Restricted Subsidiary is party to any Derivative Contract other than Derivative Contracts permitted by

Section 8.10.  Set forth on Schedule 6.25 is a list of all Derivative Contracts entered into by the Company or any Restricted Subsidiary as of August 15, 2012.

Section 6.26           Ellwood Subsidiary.  Ellwood (a) has not engaged in any business other than the ownership and operation of common carrier crude oil pipelines and natural gas pipelines and (b) as a result of Requirements of Law in effect as of the Effective Date, is prevented from duly executing and delivering to the Administrative Agent and the Lenders a Guaranty (or a joinder thereto) or the Security Agreement (or a joinder thereto).

Section 6.27           Senior Notes Indentures.  The Obligations incurred in connection with the Loan Documents, after giving effect to the transactions and extensions of credit contemplated hereby (or, with respect to any Qualifying Derivative Contracts, thereby), (a) constitute “Senior Debt”, as defined in the Senior Notes Indentures, (b) constitute “Permitted Debt”, under and as defined in Section 3.3(b) of the Senior Notes Indentures and (c) are secured by Liens created by the Loan Documents that are “Permitted Liens” under and as defined in clause (1) of the definition thereof.

Section 6.28           Existing Indebtedness.  Other than Permitted Indebtedness, after giving effect to the transactions contemplated hereby, no Loan Party has any Indebtedness or Disqualified Stock outstanding.

Section 6.29           Security Documents.  (a)  The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds and products thereof.  In the case of the Pledged Collateral described in the Security Agreement, when any certificated securities or instruments representing such Pledged Collateral are delivered to the Administrative Agent, and in the case of the other Collateral described in the Security Agreement which may be perfected by filing a financing statement, when financing statements in appropriate form are filed in the offices specified on Schedule 6.29(a)-1 (which financing statements may be filed by the Administrative Agent) at any time and such other filings as are specified on Schedule 3 to the Security Agreement have been completed (all of which filings may be filed by the Administrative Agent) at any time, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Permitted Liens).  As of the date hereof, Schedule 6.29(a)-2 lists each effective UCC financing statement that (i) names any Loan Party as debtor and (ii) will remain on file after the Effective Time. As of the date hereof, Schedule 6.29(a)-3 lists each effective UCC financing statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Effective Time.

(b)           Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein and proceeds and products thereof; and when the Mortgages or supplements thereto are filed in the offices specified on Schedule 6.29(b) (in the case of Mortgages or supplements thereto to be executed and delivered on the Effective Date) or in the recording office designated by the Company (in the case of any Mortgage or supplement thereto to be executed and delivered pursuant to Section 7.14(b)), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds and products thereof, as security for the Obligations, in each case prior and superior in right to any other Person (other than Persons holding Liens (including Permitted Liens) or other encumbrances or rights permitted by the relevant Mortgage).

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as the Issuing Lender or any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied:

Section 7.1             Financial Statements.  The Company and each Guarantor shall, and shall cause each of its Subsidiaries to, (i) maintain for itself and each of its respective Restricted Subsidiaries, on a consolidated basis a system of accounting established and administered in accordance with GAAP and (ii) deliver to the Administrative Agent who will deliver to each Lender:

(a)           as soon as available, but in any event not later than 90 days after the end of each fiscal year ending thereafter, a copy of the annual audited consolidated balance sheet of the Company and its Restricted Subsidiaries as at December 31, 2012 and as at the end of such year ending thereafter, respectively, and the related consolidated statements of operations and retained earnings, comprehensive income and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year; the Company’s financial statements shall be accompanied by the unqualified opinion (or, if qualified, of a non-material nature (e.g., FASB changes of accounting principles) or nothing indicative of going concern or material misrepresentation nature) and a copy of the management letter, if any, of Ernst and Young LLP or other nationally recognized independent public accounting firm (the “Independent Auditor”), which report shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Company and its Restricted Subsidiaries at the end of such periods and the results of their operations and their cash flows for the periods indicated in conformity with GAAP; and

(b)           as soon as available, but not later than 60 days after the close of each of the first three quarterly periods, a copy of the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related consolidated statements of operations and retained earnings, comprehensive income and cash flows for the period commencing on the first day and ending on the last day of such period, setting forth in each case in comprehensive form the figures for the comparable period in the previous fiscal year and certified by a Responsible Officer as fairly presenting in all material respects, in accordance with GAAP (subject to normal and recurring year-end audit adjustments), the consolidated financial position of the Company and its Restricted Subsidiaries at the end of such periods and the results of their operations and their cash flows; and

(c)           concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a management discussion and analysis of financial condition and results of operations for the Company and its Subsidiaries in substantially the same form as required to be, or shall have been, included in the offering memorandum used in connection with the offering of the Senior Notes.

Section 7.2             Certificates; Other Production, Reserve Information and Other Information.  The Company shall furnish to the Administrative Agent and each Lender:

(a)           as soon as available, but not later than 60 days after the close of each quarter, a Quarterly Status Report in a form reasonably acceptable to the Lenders, as of the last day of the immediately preceding quarter;

(b)           concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), and the reports referred to in Section 7.2(a), a Compliance Certificate executed by a Responsible Officer;

(c)           on or before (i) April 1, effective as of January 1, of each year during the term of this Agreement, beginning with April 1, 2013, a Reserve Report prepared or audited by Ryder Scott Co. L.P., Netherland Sewell & Associates, Inc., DeGolyer and MacNaughton or other independent petroleum engineer acceptable to the Administrative Agent (the “Independent Engineer”) and (ii) October 1, effective as of July 1, of each year during the term of this Agreement beginning October 1, 2013, a Reserve Report prepared by the Company in substantially the same form as the January 1 Reserve Report and certified by a Responsible Officer as being based on assumptions believed to be reasonable as of the date thereof, in each case in form and substance reasonably acceptable to the Administrative Agent;

(d)           promptly upon the request of the Administrative Agent, at the request of any Lender, such copies of all geological, engineering and related data contained in the Company’s files or readily accessible to the Company relating to its and its Subsidiaries’ Oil and Gas Properties as may reasonably be requested;

(e)           on request by the Administrative Agent, based upon the Administrative Agent’s or the Required Lenders’ good faith belief that the Company’s or its Restricted Subsidiaries’ title to the Mortgaged Properties or the Administrative Agent’s Lien thereon is subject to claims of third parties, or if required by regulations to which the Administrative Agent or any of the Lenders is subject, title and mortgage Lien evidence reasonably satisfactory to the Administrative Agent covering such Mortgaged Property as may be designated by the Administrative Agent, covering the Company’s or its Restricted Subsidiaries’ title thereto and evidencing that the Obligations are secured by Liens and security interests as provided in this Agreement and the Security Documents;

(f)            promptly upon its completion in each fiscal year of the Company commencing with the 2012 fiscal year through and including the 2016 fiscal year, and not later than January 30 of each such fiscal year, a copy of the annual budget of the Company and its Restricted Subsidiaries on a consolidated basis for such fiscal year, projecting total Oil and Gas revenue, total revenue, total operating costs and expenses, Consolidated Net Income, Consolidated Interest Expense, Consolidated EBITDA and total capital expenditures, by fiscal quarter;

(g)           simultaneously with transmission thereof, such notices, certificates (including compliance certificates), documents and information (other than (i) borrowing notices, (ii) interest rate elections, continuations or conversions, (iii) routine correspondence and other communications and (iv) items that are required to be delivered hereunder and that are so delivered) as any Loan Party may furnish the trustee under any Senior Notes Indenture or any holders of Senior Notes, the Administrative Agent (as defined in the Second Lien Term Loan Agreement) or any lender under the Second Lien Term Loan Agreement, including without limitation a copy of each document delivered pursuant to Section 7.2 of the Second Lien Term Loan Agreement;

(h)           no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification in respect of any Second Lien Loan Document or Senior Note Debt Document, or any agreements, instruments or other documents in respect of the termination, replacement or refinancing thereof; and

(i)            promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Restricted Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

Section 7.3             Notices.  The Company shall promptly notify the Administrative Agent and each Lender in writing:

(a)           of the occurrence of any Default or Event of Default;

(b)           of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including (i) material breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Restricted Subsidiary or any allegation thereof; (ii) any material dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any material litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Restricted Subsidiaries;

(d)           of the receipt of any notice of an “Event of Default” as defined in any Senior Notes Indenture, Second Lien Debt Instrument or Exchange Notes Indenture; and

(e)           of the formation or acquisition of any Subsidiary.

Each notice under this Section 7.3 shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time.  Each notice under Section 7.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

Section 7.4             Preservation of Company Existence, etc.  The Company and each Guarantor shall, and shall cause each of their respective Restricted Subsidiaries to:

(a)           preserve and maintain in full force and effect its legal existence, and maintain its good standing under the laws of its state or jurisdiction of formation except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b)           preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(c)           use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(d)           preserve or renew all of its registered patents, trademarks, trade names and service marks, the nonpreservation of which would reasonably be expected to have a Material Adverse Effect.

Section 7.5             Maintenance of Property.  The Company and each Guarantor shall, and shall cause each of their respective Restricted Subsidiaries to, maintain and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and to use the standard of care typical in the industry in the operation and maintenance of its facilities and Oil and Gas Properties except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 7.5 shall prevent any such Persons from abandoning any well or forfeiting, surrendering or releasing any lease in the ordinary course of business which is not materially disadvantageous in any way to the Lenders and which, in its opinion, is in the best interest of the Company, and following which such Persons are and will hereafter be in compliance with all obligations hereunder and the other Loan Documents.

Section 7.6             Insurance.  The Company and each Guarantor shall, and shall cause each of their respective Restricted Subsidiaries to, maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts and with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses, owning similar Properties in localities where the Company or such Subsidiary operates, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  Such insurance will be primary and not contributing.

Section 7.7             Payment of Obligations.  Unless being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Restricted Subsidiary, the Company and each Guarantor shall, and shall cause each of their respective Restricted Subsidiaries to, pay and discharge prior to delinquency, all their respective obligations and liabilities, including:  (a) all Tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 7.8             Compliance with Laws.  The Company and each Guarantor shall, and shall cause each of their respective Subsidiaries to, comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act) except (a) such as may be contested in good faith or as to which a bona fide dispute may exist or (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 7.9             Compliance with ERISA.  The Company and each Guarantor shall, and shall cause each of the Company’s ERISA Affiliates to:  (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other federal or state law, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (c) make all required contributions to any Plan subject to Section 412 of the Code, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (d) furnish to the Administrative Agent (i) as soon as possible, and in any event within 30 days after the Company or a duly appointed administrator of a Plan files or is required to file, with respect to any Plan, any notice of a “reportable event” (as such term is defined in Section 4043 of ERISA) for which the notice requirement has not been waived by the PBGC (provided that notice shall be required for reportable events arising from the disqualification of a Plan or the distress termination of a Plan (in accordance with ERISA Section 4041(c)) without regard to the waiver of notice provided by the PBGC by regulation or otherwise), a statement of the chief financial officer of the Company setting forth details as to such reportable event and the action which the Company, or such Subsidiary, as the case may be, proposes to take with respect thereto, together with a copy of the notice, if any, of such reportable event given to the PBGC and (ii) promptly after receipt thereof, a copy of any notice the Company, any Subsidiary or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan pursuant to Section 4042 of ERISA.

Section 7.10           Inspection of Property and Books and Records.  The Company and each Guarantor shall, and shall cause each of their respective Restricted Subsidiaries to, maintain proper books of record and account, in conformity with GAAP consistently applied.  The Company and each Guarantor shall, and shall cause each of their respective Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss such Persons’ affairs, finances and accounts with their respective managers, directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

Section 7.11                                Environmental Laws.  The Company and each Guarantor shall, and shall cause each of their respective Restricted Subsidiaries to, conduct its respective operations and keep and maintain their respective Properties in compliance with all Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 7.12                                New Subsidiary Guarantors.  If, at any time after the date of this Agreement, there exists any Restricted Subsidiary with total assets with a book value of $250,000 or more, then the Company and each Guarantor shall, and shall cause each of their respective Subsidiaries to, on the date any such Restricted Subsidiary is acquired or acquires or otherwise becomes possessed of such amount of total assets, (i) cause each such Restricted Subsidiary (excluding Ellwood) to execute and deliver the Guaranty to the Administrative Agent, (ii) pledge to the Administrative Agent for the benefit of the Lenders all of the outstanding Capital Stock of such Restricted Subsidiary or held by such Restricted Subsidiary (excluding the Capital Stock of any Unrestricted Subsidiary held by such Restricted Subsidiary) pursuant to a Security Document satisfactory to the Administrative Agent and (iii) cause such Subsidiary to execute and deliver such Security Documents as may be required pursuant to Sections 4.2, 4.5(a) or 7.14(b).  Upon the execution and delivery by any Restricted Subsidiary of a Guaranty, such Subsidiary shall automatically and immediately, and without any further action on the part of any Person, (x) become a Guarantor for all purposes of this Agreement and (y) be deemed to have made the representations and warranties, as applied to and including such new Subsidiary, set forth in this Agreement.

Section 7.13                                Use of Proceeds.  The Company and each Guarantor shall, and shall cause each of their respective Restricted Subsidiaries to, use the proceeds of the Loans only for the following purposes:  (i) to fund the acquisition, exploration and development of Hydrocarbon Interests; (ii) to fund a portion of the Merger and (iii) for working capital and other general corporate purposes.  The Company and each Guarantor shall, and shall cause each of their respective Subsidiaries to, use the Letters of Credit solely as support for obligations in the ordinary course of business, and for other purposes approved by the Administrative Agent.

Section 7.14                                Further Assurances.  (a)  The Company and each Guarantor shall, and shall cause each of their respective Restricted Subsidiaries to, promptly (and in no event later than twenty (20) days after becoming aware of the need therefor) do all acts and things, and execute and file or record, all instruments, documents, or agreements reasonably requested by the Administrative Agent, to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Loan Parties in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral as security for the Obligations, as to correct any omissions in this Agreement or the Security Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or the Security Documents or the priority thereof or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.

(b)                                 The Company shall promptly (and in no event later than ten Business Days after the need arises) execute and cause the Restricted Subsidiaries (other than Ellwood) to execute such additional Security Documents in form and substance reasonably satisfactory to Administrative Agent, granting to Administrative Agent for the benefit of the Secured Parties first priority perfected Liens on Oil and Gas Properties (subject only to Permitted Liens) that are not then part of the Mortgaged Properties, sufficient to cause the Mortgaged Properties to include at all times eighty-five percent (85%) of the Net Present Value of the Proved Reserves and at least ninety-five percent (95%) of the Net Present Value of the Proved Developed Producing Reserves, in each case as set forth in the most recent Reserve Report.  In addition, the Company and each Guarantor shall, and shall cause each of the Restricted Subsidiaries to, furnish to the Administrative Agent title due diligence in form and substance reasonably satisfactory to the Administrative Agent and will furnish all other documents and information relating to such Mortgaged Properties as the Administrative Agent may reasonably request, including, if so requested, title opinions reasonably satisfactory to the Administrative Agent.  The Company shall pay the costs and expenses of all filings and recordings and all searches deemed necessary by the Administrative Agent to establish and determine the validity and the priority of the Liens created or intended to be created by the Security Documents; and the Company and each Guarantor shall, and shall cause each of the Restricted Subsidiaries to, satisfy all other claims and charges which in the reasonable opinion of the Administrative Agent might prejudice, impair or otherwise affect any of the Mortgaged Properties or the Lien granted thereon to the Administrative Agent for the benefit of the Secured Parties (other than Permitted Liens).

(c)                                  Subject to the thresholds and limitations on perfection set forth in Section 7.14(b), Section 8.20 and in the Security Documents, with respect to any Property (other than the Capital Stock of any Unrestricted Subsidiary) acquired after the Effective Date by the Company or any of its Restricted Subsidiaries (other than Ellwood) as to which the Administrative Agent, for the benefit of the Secured Parties, does not otherwise have a first priority perfected Lien, promptly (and in no event later than twenty (20) days after becoming aware of the need therefor) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, subject only to Permitted Liens, including without limitation, the execution and delivery by all necessary third parties of any Account Control Agreements and the filing of UCC financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent.

Section 7.15                                Agreements Regarding Unrestricted Subsidiaries.  The Company will operate each Unrestricted Subsidiary as a legal entity separate and distinct from the Company or any Restricted Subsidiary.

Section 7.16                                Existing Letters of Credit.  Within forty-five (45) days (or such later date as Administrative Agent may agree) of the Effective Date, (a) the Company shall have caused all Existing Letters of Credit to be cancelled or returned (or such Existing Letters of Credit shall have expired by their terms) and (b) the Company shall have delivered to the Administrative Agent  a certificate executed by a Responsible Officer stating that no Existing Letters of Credit are outstanding as of such date.

Section 7.17                                Control Agreements.  Within forty-five (45) days (or such later date as Administrative Agent may agree) of the Effective Date, the Company will deliver, or cause to be delivered, to the Administrative Agent fully executed Account Control Agreements or amendments to existing Account Control Agreements, in form and substance reasonably satisfactory to the Administrative Agent in its sole discretion, with respect to each bank account in the name or otherwise for the benefit of the Company or any Restricted Subsidiary with a balance as of the Effective Date in excess of $500,000 (other than zero-balance accounts with a balance of equal to or less than $20,000 that are swept daily into an account controlled by the Administrative Agent).

Section 7.18                                Derivative Contracts.  The Company and its Restricted Subsidiaries shall enter into and maintain, at all times after the Effective Date, Derivative Contracts with the purpose and effect of fixing or setting a floor for prices on Projected Oil and Gas Production during a rolling 36-month period; provided, that on the date on which any Reserve Report is delivered pursuant to Section 7.2(c)(i) (as used in this Section 7.18, the “Determination Date”), such Derivative Contracts shall cover a notional volume of at least (i) for the first year following such Determination Date, seventy-five percent (75%), (ii) for the second year following such Determination Date, sixty percent (60%), and (iii) for the third year following such Determination Date, fifty percent (50%), in each case, of the total Projected Oil and Gas Production to be produced in any month from the Proved Developed Producing Reserves reflected in such Reserve Report.

ARTICLE VIII

NEGATIVE COVENANTS

So long as the Issuing Lender or any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied:

Section 8.1                                      Limitation on Liens.  The Company and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following:

(a)                                  any Lien on Property of the Company or any Restricted Subsidiary as set forth in Schedule 8.1 securing Indebtedness outstanding on the Effective Date;

(b)                                 any Lien created under any Loan Document;

(c)                                  Liens for Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that nonpayment thereof is permitted by Section 7.7;

(d)                                 carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business (whether by law or by contract) which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto;

(e)                                  Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f)                                    easements, rights of way, restrictions, defects or other exceptions to title and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, are not incurred to secure Indebtedness, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of the Company, the Guarantors and the Restricted Subsidiaries;

(g)                                 Liens on the Property of the Company, any Guarantor or any Restricted Subsidiary of such Person securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money) or statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

(h)                                 Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution or under any deposit account agreement entered into in the ordinary course of business; provided, however, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company, (ii) the Company (or applicable Restricted Subsidiary) maintains (subject to such right of setoff) dominion and control over such account(s), and (iii) such deposit account is not intended by the Company, any Guarantor or any Restricted Subsidiary to provide cash collateral to the depository institution;

(i)                                     Oil and Gas Liens to secure obligations which are not delinquent and which do not in any case materially detract from the value of the Oil and Gas Property subject thereto.

(j)                                     purchase money Liens and Liens in connection with Capital Leases, in each case upon or in any Property acquired or held by the Company or any Restricted Subsidiary in the ordinary course of business; provided that the Indebtedness secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such Property, and is otherwise permitted under Section 8.5 and does not exceed the aggregate purchase price of such Property and (ii) is secured only by such Property and proceeds therefrom and not by any other assets of the Company or any Restricted Subsidiary;

(k)                                  licenses of intellectual property granted by Company or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Company or any Restricted Subsidiary;

(l)                                     Liens that secure Indebtedness permitted by Section 8.5(c); provided, however, that such Liens are subordinate in priority to the Liens securing the Obligations, pursuant to the Intercreditor Agreement;

(m)                               (Reserved);

(n)                                 Liens not otherwise permitted under this Section 8.1 securing an amount not to exceed $2,000,000 at any time; and

(o)                                 deposits of cash in an amount not to exceed $5,000,000 securing letters of credit issued under the Existing Credit Agreement; provided, that such letters of credit are not extended, renewed or increased after the Effective Date.

Section 8.2                                      Disposition of Assets.  The Company and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) (collectively, “Dispositions”) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)                                  as permitted under Sections 6.10, 7.5, 8.3, 8.4, or 8.10;

(b)                                 Dispositions of inventory including produced Oil and Gas in the ordinary course of business;

(c)                                  Dispositions among the Company and wholly-owned Restricted Subsidiaries which are Guarantors;

(d)                                 Property that is (i) used, worn out, obsolete, depleted, uneconomic, or surplus disposed of in the ordinary course of business, (ii) no longer necessary for the business of such Person, or (iii) contemporaneously replaced by Property of at least comparable value and use;

(e)                                  Dispositions of accounts and notes receivable in the ordinary course of business consistent with past practices;

(f)                                    Dispositions of interests in Oil and Gas Properties included in the then-effective Borrowing Base, or portions thereof, that are sold for fair cash consideration (considering any net production proceeds from the effective date of any such Disposition to the closing thereof that are credited against the purchase price payable at such closing as Net Cash Proceeds received by the Company or such Guarantor); provided, however, that the aggregate sales prices (as of the effective date of each particular Disposition) for Dispositions made pursuant to this Section 8.2(f) during any Borrowing Base Period shall not exceed 10% of the then effective Borrowing Base; provided, further, however, that any such aggregate Disposition of Oil and Gas Properties in any Borrowing Base Period which result in the receipt on a cumulative basis in such period of Net Cash Proceeds in excess of 5% of the then effective Borrowing Base (considering any net production proceeds from the effective date of any Disposition to the closing thereof that are credited against the purchase price payable at such closing as Net Cash Proceeds received by the Company or such Guarantor) shall immediately and automatically, and without the need for further act or evidence, reduce the Borrowing Base on a dollar-for-dollar basis (based on the amount attributable by the Administrative Agent to the sold Oil and Gas Properties in the most recent Borrowing Base determination under Section 2.6) and any resulting Borrowing Base Deficiency shall be immediately cured by the Company pursuant to Section 2.6(f)(i);

(g)                                 the sale or other Disposition of any Unrestricted Subsidiary;

(h)                                 the sale or other Disposition of any Oil and Gas Properties not included in the then-effective Borrowing Base (other than the Disposition of the Hastings Assets); and

(i)                                     the sale or other Disposition of all or any portion of the Hastings Assets; provided, however, that to the extent any of the Hastings Assets include Proved Reserves, upon such sale or other Disposition of such assets, the then-effective Borrowing Base shall be reduced by an amount equal to the value assigned to such assets in the then effective Borrowing Base, as determined by the Administrative Agent.

Section 8.3                                      Consolidations and Mergers.  Other than the Merger, the Company and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a)                                  any Guarantor may merge or consolidate with, or transfer all or substantially all of its assets to, the Company or another Guarantor; provided, however, that the Company shall be the continuing or surviving corporation in the case of a merger involving the Company;

(b)                                 any Subsidiary that is not a Guarantor may merge or consolidate with, or transfer all or substantially all of its assets to, the Company or a Guarantor; provided, however, that the Company or such Guarantor shall be the continuing or surviving corporation in the case of a merger involving the Company or a Guarantor; and

(c)                                  any Guarantor or other Subsidiary may make Dispositions to the Company or another Guarantor; provided that after giving effect to such Dispositions, such Property remains subject to the Liens, if any, created under the Loan Documents.

Section 8.4                                      Loans and Investments.  The Company and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person, including any Affiliate of the Company, except for:

(a)                                  investments in Cash Equivalents;

(b)                                 extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c)                                  investments in Restricted Subsidiaries that are Guarantors or Persons that become Restricted Subsidiaries and Guarantors upon such investment;

(d)                                 investments in Derivative Contracts permitted under Section 8.10;

(e)                                  investments resulting from transactions specifically permitted under Section 8.3;

(f)                                    investments with third parties that are (i) customary in the oil and gas business, (ii) made in the ordinary course of the Company’s business, and (iii) made in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, joint venture agreements, development agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts and other similar agreements, that do not, in any case, (x) constitute an investment in any state law partnership or other Person or (y) involve the Disposition of any Mortgaged Property covering Proved Reserves;

(g)                                 advances by the Company to any of its full-time employees for housing loans and for the payment of relocation expenses which do not exceed $2,000,000 at any time outstanding in the aggregate to all such employees;

(h)                                 acquisitions of proved Hydrocarbon Interests and related assets;

(i)                                     provided that there shall not have occurred and be continuing a Default hereunder, and no such Default would result therefrom, the Company and the Guarantors may make cash investments in Ellwood not to exceed an aggregate amount of $2,000,000 in any fiscal year;

(j)                                     provided that there shall not have occurred and be continuing a Default hereunder, and no such Default would result therefrom, the Company and the Guarantors may make cash investments in Unrestricted Subsidiaries in an amount not to exceed $15,000,000 in the aggregate during the term of this Agreement;

(k)                                  investments in stock, obligations or securities received in settlement of debts;

(l)                                     the creation of any additional Subsidiaries in compliance with Section 7.12;

(m)                               Ellwood’s contribution of pipeline and related facilities assets to a Person that is not a Subsidiary so long as the fair value of the assets contributed at the time of contribution, net of the fair value of the Company’s and its Subsidiaries’ interest in such Person at the time of contribution, does not exceed $15,000,000 in the aggregate for all such contributions; and

(n)                                 investments made as a result of the receipt of non-cash consideration from an Asset Sale (as defined in the Second Lien Term Loan Agreement) that was made pursuant to and in compliance with Section 8.2 of the Second Lien Term Loan Agreement.

Section 8.5                                      Limitation on Indebtedness.  The Company and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, suffer to exist, or otherwise become or remain liable with respect to, any Indebtedness, except (collectively, “Permitted Indebtedness”):

(a)                                  Indebtedness incurred pursuant to the Loan Documents;

(b)                                 Indebtedness incurred pursuant to (i) the 2017 Senior Notes Indenture in an aggregate principal amount not to exceed $150,000,000, (ii) the 2019 Senior Notes Indenture in an aggregate principal amount not to exceed $500,000,000 and (iii) provided that the terms and provisions of the notes (the “Exchange Notes”) issued in exchange for all or a portion of the Senior Notes and of the indenture (the “Exchange Notes Indenture”) governing such Exchange Notes are (x) on the same terms and provisions as the Senior Notes or on terms and provisions more favorable to the applicable Loan Parties or (y) otherwise satisfactory to the Administrative Agent, the Exchange Notes Indenture;

(c)                                  Indebtedness incurred pursuant to the Second Lien Term Loan Agreement in an aggregate principal amount not to exceed $315,000,000;

(d)                                 (Reserved);

(e)                                  Indebtedness in the form of obligations for the deferred purchase price of property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(f)                                    Indebtedness secured by the Liens permitted under paragraph (j) of Section 8.1 in an aggregate amount not to exceed $15,000,000 at any time;

(g)                                 Indebtedness owing in connection with the financing of insurance premiums in the ordinary course of business; and

(h)                                 in addition to the Indebtedness otherwise permitted under this Section 8.5, Indebtedness of the Loan Parties not to exceed $15,000,000 in the aggregate at any time outstanding.

Section 8.6                                      Transactions with Affiliates.  Except (i) pursuant to the Merger Agreement and (ii) as set forth on Schedule 8.6, the Company and each Guarantor shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, enter into any transaction with or make any payment or transfer to any Affiliate of the Company or its shareholders, except (A) in the ordinary course of business and on terms no less favorable to the Company, such Guarantor or such Subsidiary than would obtain in a comparable arm’s length transaction with a Person not an Affiliate of the Company, such Guarantor or such Subsidiary (provided, that, with respect to any such transaction, payment or transfer involving aggregate consideration in excess of $25,000,000, such transaction, payment or transfer shall have been approved by a majority of the disinterested members of the Board of Directors of the Company) or (B) to the extent permitted under Section 8.9.

Section 8.7                                      Margin Stock.  The Company and each Guarantor shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, suffer or permit any Subsidiary to, use any portion of the proceeds of the Loans (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance Indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 15(d) of the Exchange Act.

Section 8.8                                      (Reserved).

Section 8.9                                      Restricted Payments.  The Company and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, (i) purchase, redeem or otherwise acquire for value any membership interests, partnership interests, capital accounts, shares of its capital stock or any warrants, rights or options to acquire such membership interests, partnership interests or shares, now or hereafter outstanding from its members, partners or stockholders (other than from its members, partners or stockholders that are Loan Parties); (ii) declare or pay any distribution, dividend or return capital to its members, partners or stockholders (other than to its members, partners or stockholders that are Loan Parties), or make any distribution of assets in cash or in kind to its members, partners or stockholders (other than members, partners or stockholders that are Loan Parties) other than payments to Merger Sub required pursuant to the Merger Agreement; or (iii) make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness outstanding under or in respect of any Senior Notes Indenture or Exchange Notes Indenture or the Second Lien Debt Instruments (collectively “Restricted Payments”); provided, however, that:

(a)                                  if (A) no Default or Event of Default shall have occurred and be continuing, (B) no such Restricted Payment shall cause or result in a Default or Event of Default, and (C) at the time any such Restricted Payment is made by the Company, and giving pro forma effect to such Restricted Payment, (1) the ratio of the Effective Amount to the Borrowing Base does not exceed .75 to 1.00 and (2) the Company shall have Unused Availability of at least $40,000,000, and (D) calculating the financial covenants in Section 8.12 as if the proposed Restricted Payment had been made on the last day of the most recently ended fiscal quarter, the Company is in pro forma compliance with Section 8.12 hereof after giving effect to such Restricted Payment, then the Company may in any fiscal year commencing with the 2012 fiscal year, following delivery to the Administrative Agent of the Company’s audited consolidated financial statements pursuant to Section 7.1(a), declare and pay regular Cash Dividends that do not exceed the greater of (x) $12,000,000 and (y) an aggregate amount equal to 30% of Consolidated Net Income for the four fiscal quarters ending immediately prior to the making of any Restricted Payment, but not to exceed in any event $15,000,000, so long as such Cash Dividends are not used by Denver Parent to make any distribution, dividend or return capital to its members, partners or stockholders or make any distribution of assets in cash or in kind to its members, partners or stockholders;

(b)                                 the Company may make regularly scheduled payments of interest or, so long as no Borrowing Base Deficiency exists or would result therefrom, make mandatory prepayments in respect of Indebtedness under or in respect of any Second Lien Debt Instrument in accordance with the terms of the applicable Second Lien Debt Instrument and the Intercreditor Agreement, but only to the extent required by the applicable Second Lien Debt Instrument (provided, that, to the extent a mandatory prepayment under any Second Lien Debt Instrument is triggered by an Asset Sale (as defined in the Second Lien Term Loan Agreement) of Oil and Gas Properties, the Company shall give the Administrative Agent written notice of the mandatory prepayment four (4) days prior to making such mandatory prepayment);

(c)                                  the Company may make regularly scheduled payments of interest or mandatory prepayments in respect of Indebtedness under or in respect of any Senior Notes Indenture or Exchange Notes Indenture in accordance with the terms of the applicable Senior Notes Indenture or Exchange Notes Indenture, but only to the extent required by the applicable Senior Notes Indenture or Exchange Notes Indenture;

(d)                                 the Company may make optional prepayments, redemptions, purchases or other defeasances in respect of any Senior Notes using the “Net Cash Proceeds” of an “Equity Offering” (as such terms are defined in the Senior Notes Indentures);

(e)                                  the Company may make optional prepayments, redemptions, purchases or other defeasances in respect of any Exchange Notes using the “Net Cash Proceeds” of an “Equity Offering” (as such terms are defined in the Exchange Notes Indenture); and

(f)                                    the Company may issue the Exchange Notes in exchange for the Senior Notes.

Section 8.10                                Derivative Contracts.  (a)  No Loan Party shall, directly or indirectly, enter into or in any manner be liable on any Derivative Contract except:

(i)                                     Derivative Contracts entered into in the ordinary course of business with the purpose and effect of fixing or setting a floor for prices on oil or gas expected to be produced by such Person; provided, however, that at all times (a) no such contract shall be for speculative purposes; (b) as of any date no such contract, when aggregated with all Derivative Contracts permitted under this Section 8.10(a)(i), shall cover a notional volume in excess of the Applicable Percentage of the total Projected Oil and Gas Production to be produced in any month from the Proved Developed Producing Reserves reflected in the most recent Reserve Report; provided, however, for purposes of the foregoing calculation, that any Derivative Contract under which the Company’s or any Guarantor’s interest is solely a put or an option to purchase a put shall not be considered when calculating the Applicable Percentage; (c) each such contract (excluding Derivative Contracts offered by national commodity exchange) shall be with the Administrative Agent, or any of the Lenders or their Affiliates, or with a counterparty or have a guarantor of the obligation of the counterparty which, at the time the contract is made, has long-term obligations rated BBB+ or Baa1 or better, respectively, by S&P or Moody’s; and (d) no such contract requires the Company to put up money, assets, letters of credit or other security against the event of its non-performance prior to actual default by the Company in performing its obligations thereunder, except Liens in favor of the

Administrative Agent for the benefit of the Secured Parties under the Security Documents; or

(ii)                                  Derivative Contracts entered into in the ordinary course of business with the purpose and effect of (A) fixing or capping interest rates on a principal amount of Indebtedness of the Company that is accruing interest at a variable rate, the notional amount of which does not exceed (when aggregated with all other Derivative Contracts of the Company then in effect and effectively converting interest rates from floating to fixed) 100% of the outstanding principal amount of Indebtedness which bears interest at a floating rate or (B) converting the interest rate on a principal amount of Indebtedness of the Company that is accruing interest at a fixed rate to a floating rate the notional amount of which does not exceed (when aggregated with all Derivative Contracts of the Company then in effect effectively converting interest rates from fixed to floating) 100% of the outstanding principal amount of Indebtedness which bears interest at a fixed rate; provided, however, that, in each case, (i) no such contract shall be for speculative purposes; (ii) in the case of clause (A) above, the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding Indebtedness of the Company to be hedged by such contract, (iii) no such contract requires the Company to put up money, assets, letters of credit, or other security against the event of its non-performance prior to actual default by the Company in performing its obligations thereunder, (iv) each such contract shall be with the Administrative Agent or any of the Lenders or any Affiliates of the foregoing or with a counterparty or have a guarantor of the obligation of the counterparty who, at the time the contract is made, has long-term obligations rated BBB+ or Baa1 or better, respectively, by S&P or Moody’s, and (v) such Derivative Contracts shall correspond to the tenor of the corresponding Indebtedness and (iv) no such Derivative Contract shall remain in effect after the corresponding Indebtedness with respect to which such Derivative Contract was originally entered into has been repaid in full.

(b)                                 In the event the Company enters into a Derivative Contract with any Lender, the contingent obligations evidenced under such Derivative Contract shall not be applied against such Lender’s Commitment nor against the Effective Amount.  The benefits of the Guaranty and the Security Documents and of the provisions of the Loan Documents relating to the Collateral and status as a Secured Party shall also extend to and be available on a pro rata basis to each Qualifying Derivative Contract Counterparty in respect to all Obligations with respect to related Qualifying Derivative Transactions under Qualifying Derivative Contracts but not with respect to other transactions thereunder which are not Qualifying Derivative Transactions.

Section 8.11                                Sale Leasebacks.  No Loan Party shall, directly or indirectly, become liable, directly or by way of any Guaranty Obligation, with respect to any lease of any Property (whether real, personal or mixed) whether now owned or hereafter acquired, (a) which the Loan Party has sold or transferred (excluding transfers effected by means of dividends of Property or Capital Stock permitted hereunder) or is to sell or transfer to any other Person or (b) which the Loan Party intends to use for substantially the same purposes as any other Property which has been or is to be sold or transferred (excluding transfers effected by means of dividends of Property or Capital Stock permitted hereunder) by the Loan Party to any other Person in connection with such lease.

Section 8.12                                Financial Covenants.

(a)                                  Consolidated Leverage Ratio. The Company shall not permit the Consolidated Leverage Ratio to exceed  (i) for any fiscal quarter ending on or before March 31, 2013, 5.00 to 1.00, (ii) for any fiscal quarter ending after March 31, 2013 and on or before the fiscal quarter ending September 30, 2013, 4.50 to 1.0, (iii) for any fiscal quarter ending after September 30, 2013 and on or before the fiscal quarter ending June 30, 2014, 4.25 to 1.00, and (v) for any fiscal quarter ending thereafter, 4.00 to 1.00.

(b)                                 Current Ratio.  The Company shall not permit the ratio of Current Assets to Current Liabilities to be less than 1.00 to 1.00 as of the last day of any fiscal quarter; provided, however, that for purposes of such ratio, assets or liabilities required by ASC 815 and ASC 410 shall be excluded from current assets and current liabilities, respectively.

(c)                                  Interest Coverage Ratio.  The Company shall not permit the Consolidated Interest Coverage Ratio to be less than 1.75 to 1.00 as of the last day of any fiscal quarter.

Section 8.13                                (Reserved).

Section 8.14                                Change in Business.  (a)  The Company and each Guarantor shall not, and shall not permit any Restricted Subsidiaries to, directly or indirectly, engage in any business or activity other than the Principal Business.  The Company and each Guarantor shall not permit Ellwood to, directly or indirectly, engage in any business other than the ownership and operation of common carrier crude oil pipelines.  The Company and each Guarantor shall not, and shall not permit any Unrestricted Subsidiaries to, directly or indirectly, engage in any business or activity other than the Principal Business.

(b)                                 The Company and each Guarantor will not permit any Restricted Subsidiary which is a general partner in or owner of a general partnership interest in an Unrestricted Subsidiary to own or acquire any other Property except for distributions made to it by such Unrestricted Subsidiary or other rights or interests relating to such Unrestricted Subsidiary; or permit any Restricted Subsidiary which is a general partner in or owner of a general partnership interest in an Unrestricted Subsidiary to engage in any business or activity other than holding the Capital Stock in and other rights or interests relating to such Unrestricted Subsidiary.  With respect to Unrestricted Subsidiaries, the Company and each Guarantor will not permit any Restricted Subsidiary to be the general partner in or owner of a general partnership interest in an Unrestricted Subsidiary, unless such Restricted Subsidiary is a corporation or a limited liability company.

Section 8.15                                Accounting Changes.  The Company and each Guarantor shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.

Section 8.16                                Certain Contracts; Amendments; Multiemployer Plans.  Except for the restrictions expressly set forth in the Loan Documents, the Second Lien Loan Documents and the Senior Notes Indentures and the Exchange Notes Indenture, the Company and each Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Restricted Subsidiary of the Company to:  (a) pay dividends or make other distributions to the Company, (b) redeem equity interests held in it by the Company, (c) repay loans and other Indebtedness owing by it to the Company, or (d) transfer any of its assets to the Company.  The Company and each Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it, except as permitted by Section 8.5(e).  The Company and each Guarantor shall not, and shall not permit any ERISA Affiliate to, incur any obligation to contribute to any Multiemployer Plan (within the meaning of Section 4001(a)(3) of ERISA) in a manner that could reasonably be expected to have a Material Adverse Effect.

Section 8.17                                Senior Notes and Second Lien Term Loan Agreement.  The Company and each Guarantor shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly:

(a)                                  amend or modify any of the terms or provisions of the Senior Notes Indentures or the Senior Notes or the Exchange Notes Indenture or the Exchange Notes, if such amendment or modification would have the effect of (i) accelerating the maturity date of the principal amount thereof, or any scheduled interest payment thereon; (ii) increasing the principal amount thereof or interest rate thereon; (iii) causing, or purporting to cause, the Liens securing the Obligations to cease to be “Permitted Liens” (as defined in the respective Senior Notes Indentures or the Exchange Notes Indenture, as applicable); or (iv) requiring the Company to grant any Lien for the benefit of the holders thereof, except to the extent described in Section 3.5 of the Senior Notes Indentures or the equivalent provision of the Exchange Notes Indenture (it being understood in all events that no provision which would cause the Company to be required to grant any such Lien may be granted if prohibited by any term of this Agreement);

(b)                                 amend or modify any other term or provision of the Senior Notes Indentures or the Senior Notes or the Exchange Notes Indenture or the Exchange Notes, if such amendment or modification would be materially adverse to the Lenders.

(c)                                  amend or modify any of the terms or provisions of any of the Second Lien Loan Documents if such amendment or modification would have the effect of (i) accelerating the maturity date of the principal amount thereof or any scheduled payment thereunder; (ii) increasing the principal amount thereof or interest rate thereon except to the extent permitted by the Intercreditor Agreement; (iii) causing, or purporting to cause, the Liens securing the Obligations to cease to be Permitted Liens as defined therein; or (iv) requiring the Company to grant any Lien for the benefit of the lenders thereunder, except to the extent permitted hereunder or under the Intercreditor Agreement; or

(d)                                 amend or modify any other term or provision of the Second Lien Loan Documents if such amendment or modification would be materially adverse to the Lenders.

Section 8.18                                Forward Sales, Production Payments, etc.  The Company and each Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(a)                                  enter into any forward sales transaction or agreement with respect to physical deliveries of Oil and Gas outside the ordinary course of business as conducted prior to the Effective Time; or

(b)                                 sell or convey any production payment, term overriding royalty interest, net profits interest or any similar interest (except for overriding royalty or net profits interests granted to employees or consultants of the Company or any Restricted Subsidiary in the ordinary course of business in connection with the generation of prospects or the development of Oil and Gas Properties).

Section 8.19                                Use of Proceeds.  The Company and each Guarantor shall not, and shall not permit any of its respective Restricted Subsidiaries to, directly or indirectly, use or permit the use of all or any portion of the Loans or any Letters of Credit for any purpose other than those set forth in Section 7.13.

Section 8.20                                New Bank Accounts.  The Company and each Guarantor shall not, and shall not permit any of its respective Restricted Subsidiaries to, open or otherwise establish, or deposit or otherwise transfer funds into or hold funds in, any bank account in the name or otherwise for the benefit of the Company or such Subsidiary with a balance in excess of $500,000 (other than zero-balance accounts with a balance of equal to or less than $20,000 that are swept daily into an account controlled by the Administrative Agent), unless the Administrative Agent shall have received an Account Control Agreement within 30 days after the establishment of such account (or, with respect to any such bank account that was opened or otherwise established prior to the Effective Date, within the time period required by Section 7.16) or such other time period as the Administrative Agent in its reasonable discretion agrees, in form and substance reasonably satisfactory to the Administrative Agent in its sole discretion, executed and delivered by the applicable Loan Party and the bank or other financial institution at which such account is maintained, unless such requirement is waived by the Administrative Agent in writing.

Section 8.21                                Monterey Exploratory Capital Expenditures.  Between the Effective Date and December 31, 2012, neither the Company nor any Guarantor shall, or shall permit any Restricted Subsidiaries to, make Monterey Exploratory Capital Expenditures in excess of $1,000,000 in the aggregate.  Commencing January 1, 2013, neither the Company nor any Guarantor shall, or shall permit any Restricted Subsidiaries to, incur Monterey Exploratory Capital Expenditures in any calendar year in excess of the Annual Limit (as defined below), unless (i) the Administrative Agent shall have provided written consent for such Monterey Exploratory Capital Expenditure prior to the incurrence thereof or (ii) the Consolidated Leverage Ratio for the four fiscal quarters ending immediately prior to the date on which any such Monterey Exploratory Capital Expenditures is incurred is less than 3.75 to 1.00.  As used in this Section 8.21, the “Annual Limit” for any calendar year shall be equal to $5,000,000 plus an amount equal to the amount, if any, by which the aggregate Monterey Exploratory Capital Expenditures of the Company and its Restricted Subsidiaries in the calendar year immediately preceding such calendar year was less than $5,000,000.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1                                      Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)                                  Principal Non-Payment.  The Company fails to pay, when and as required to be paid herein, any amount of scheduled principal payment of any Loan, including any mandatory prepayment under Section 2.6(f) of this Agreement;

(b)                                 Interest and Expense Non-Payment.  Any Loan Party fails to pay, when and as required to be paid herein, any interest due on any Interest Payment Date, any other payments for fees, expenses, or other amounts payable hereunder or under any other Loan Document within three (3) Business Days after the same becomes due and payable;

(c)                                  Representation or Warranty.  Any written representation or warranty by the Company, any Guarantor or any Restricted Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Guarantor, any Restricted Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made;

(d)                                 Specific Defaults.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in Sections 7.3(a), 7.6, 7.12 or 7.13, in Article VIII, or in the Agent Fee Letter;

(e)                                  Other Defaults.  The Company, any Guarantor or any Restricted Subsidiary fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of (i) 15 days, in the case of Sections 7.1 and 7.14 and (ii) 30 days, in all other cases after the earlier of (x) the date upon which a Responsible Officer knew or reasonably should have known of such default or (y) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender;

(f)                                    Cross Default.  (i) The Company, any Guarantor or any Restricted Subsidiary fails to make any payment of more than $15,000,000 in respect of any Indebtedness when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) the Company, any Guarantor or any Restricted Subsidiary fails after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness having an aggregate principal amount of more than $15,000,000 if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such

Indebtedness to be declared to be due and payable prior to its stated maturity; (iii) any Indebtedness of the Company, any Guarantor or any other Restricted Subsidiary in excess of $15,000,000 shall be declared due and payable prior to its stated maturity; or (iv) an “Event of Default” as defined in any Senior Notes Indenture or Second Lien Debt Instrument as in effect on the Effective Date, or any other or additional “Event of Default” which may be added to or otherwise be included or exist after the Effective Date in any Senior Notes Indenture or Second Lien Debt Instrument, shall occur and be continuing or (d) an “Event of Default” as defined in the Exchange Notes Indenture shall occur and be continuing;

(g)                                 Insolvency; Voluntary Proceedings.  The Company, any Guarantor or any Restricted Subsidiary (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing;

(h)                                 Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company, any Guarantor or any Restricted Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against all or a substantial part of the Company’s, any Guarantor’s or any Restricted Subsidiary’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company, any Guarantor or any Restricted Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company, any Guarantor or any Restricted Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

(i)                                     Monetary Judgments.  One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company, any Guarantor or any other Restricted Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $15,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof;

(j)                                     Change of Control.  There occurs any Change of Control;

(k)                                  Loss of Permit.  Any Governmental Authority revokes or fails to renew any material license, permit or franchise of the Company, any Guarantor or any other Restricted Subsidiary, or the Company, any Guarantor or any other Restricted Subsidiary for any reason loses any material license, permit or franchise, or the Company, any Guarantor or any other Restricted Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise and, in each case, such revocation, failure or loss could reasonably be expected to have a Material Adverse Effect; and such default remains unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such default or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender;

(l)                                     Guaranty Default.  A Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or such Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder;

(m)                               Enforceability or Perfection of Loan Documents.  (i) Any Loan Document (other than a Qualifying Derivative Contract) shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void, the validity or enforceability thereof shall be contested by any Person party thereto (other than the Administrative Agent or any Lender) or any such Person party thereto (other than the Administrative Agent or any Lender) shall deny that it has any or further liability or obligation thereunder, or the Obligations shall be subordinated for any reason (other than by the consent of the Lenders); or (ii) any Lien created under any Loan Document shall fail to constitute a first priority, perfected Lien in a material portion of the Collateral, subject only to Permitted Liens, and such failure shall continue for at least thirty (30) days after the earlier of (A) the date upon which a Responsible Officer knew or reasonably should have known of such default or (B) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender;

(n)                                 ERISA.  Either (i) any unpaid minimum required contribution (as defined in Section 430 of the Code in excess of $15,000,000 exists with respect to any Pension Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) the Company or any ERISA Affiliate institutes steps to terminate any Pension Plan and the then current value of such Pension Plan’s benefit liabilities exceeds the then current value of such Pension Plan’s assets available for the payment of such benefit liabilities by more than $15,000,000; or

(o)                                 Second Lien Loan Documents. (i) The lien subordination provisions set forth in the Second Lien Loan Documents or the Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any of the Second Lien Debt Instruments, or (ii) the Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Indebtedness permitted to be secured in reliance on Section 8.1(l) or against any Loan Party.

Section 9.2                                      Remedies.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a)                                  declare the Commitment, if any, of each Lender to make Loans or participate in Issuances of Letters of Credit to be terminated, or declare all or any part of the unpaid principal of the Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall be, without presentment, demand, protest, notice of intention to accelerate, notice of acceleration, or any other notice of any kind, all of which are hereby expressly waived by the Company and each Guarantor, immediately due and payable; and

(b)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in Section 9.1(g) or 9.1(h) (in the case of clause (i) of Section 9.1(h) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans or participate in Issuances of Letters of Credit and of the Issuing Lender to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent, or any Lender and without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Company and each Guarantor.

Section 9.3                                      Application of Proceeds.  The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies or otherwise shall be applied, in full or in part, together with any other sums then held by the Administrative Agent to Obligations that are not Excess First Lien Obligations (as defined in the Intercreditor Agreement) and to Obligations that are Excess First Lien Obligations, in each case, in accordance with Section 4.1 of the Intercreditor Agreement and as follows:

(a)                                  first, to the payment or reimbursement of the Administrative Agent for all costs, expenses, disbursements and losses incurred by the Administrative Agent and which any Loan Party is required to pay or reimburse pursuant to the Loan Documents, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)                                 second, to the payment or reimbursement of the Lenders and each Qualifying Derivative Contract Counterparty for all costs, expenses, disbursements and losses incurred by such Persons and which any Loan Party is required to pay or reimburse pursuant to the Loan Documents, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)                                  third, to the payment of interest on the Loans which is then due;

(d)                                 fourth, to the payment of principal of the Loans which is then due and to the payment or prepayment to the Lenders and each Qualifying Derivative Contract Counterparty of all other Obligations and to Cash Collateralize Letters of Credit; and

(e)                                  fifth, to whomsoever shall be legally entitled thereto.

In the event that such proceeds are insufficient to pay in full the items described in any clause (a) through (e) of this Section 9.3, the available proceeds for such items in such clause shall be applied ratably to the unpaid items in such clause and the Loan Parties shall remain liable in accordance with the Loan Documents for any deficiency.  Each Loan Party acknowledges the relative rights, priorities and agreements of the Administrative Agent, the Lenders and the Qualifying Derivative Contract Counterparty, as set forth in this Agreement, including as set forth in this Section 9.3.

Section 9.4                                      Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.1                                Actions.  (a)  Each of the Lenders and the Issuing Lenders hereby irrevocably appoints Citibank, N.A. as its Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and the Company shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)                                 The Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent,” as used in this Article X, included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Lender.

Section 10.2                                Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of this Agreement as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.3                                Exculpatory Provisions.  (a)  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Company, a Lender or an Issuing Lender.

(c)                                  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.4                                Reliance by Administrative Agent.  (a)  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b)                                 For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has made available to the Administrative Agent its Pro Rata Share of the initial Credit Extension or subsequent Credit Extension, as the case may be, shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender as a condition precedent to such initial Credit Extension or subsequent Credit Extension, as applicable.

Section 10.5                                (Reserved).

Section 10.6                                Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Agent or Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Agent or Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.7                                Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata according to each respective Lender’s Pro Rata Share, each Administrative Agent-Related Person from and against any and all Indemnified Liabilities INCLUDING SUCH INDEMNIFIED LIABILITIES AS MAY ARISE OR BE CAUSED BY THE NEGLIGENCE, SOLE, JOINT, CONCURRENT, COMPARATIVE

OR OTHERWISE OF SUCH ADMINISTRATIVE AGENT-RELATED PERSONS; provided, however, that no Lender shall be liable for the payment to any Administrative Agent-Related Persons of any portion of such Indemnified Liabilities to the extent the same arise from (i) the gross negligence or willful misconduct of any Administrative Agent-Related Person or (ii) a claim or action asserted by one or more other Administrative Agent-Related Persons.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out of pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company.  The undertaking in this Section 10.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

Section 10.8                                Rights as a Lender.  The Person serving as the Administrative Agent or Issuing Lender hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or Issuing Lender, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or Issuing Lender hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or Issuing Lender hereunder and without any duty to account therefor to the Lenders.

Section 10.9                                Resignation of Administrative Agent.  (a)  The Administrative Agent may, upon 30 days’ notice to the Lenders, the Issuing Lenders and the Company, resign as administrative agent under this Agreement.  Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent that shall be a financial institution (which if a Lender will agree to so act, will be a Lender) acceptable to the Company (acting reasonably).  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender, the Required Lenders may by notice to the Company and such Person remove such Person as Administrative Agent and appoint from among the Lenders a successor administrative agent for the Lenders.  Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed) (the “Removal Effective Date”).

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 11.4 and 11.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 10.10                          Withholding Tax.  (a) Each Non-U.S. Lender making Loans to the Company, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Company or the Administrative Agent), shall deliver to the Company and the Administrative Agent either (i) two duly completed originals of either Internal Revenue Service Form W-8BEN claiming eligibility pursuant to the “interest”, “business profits” or “other income” article of an income tax treaty to which the United States is a party; (ii) Internal Revenue Service Form W-8ECI, or an applicable successor form; (iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (referred to as an “US Tax Compliance Certificate”) and (y) two duly originals of Internal Revenue Service Form W-8BEN or applicable successor form; (iv) to the extent such Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, and any applicable successor forms, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner; or (v) in the case of a Lender that is not a Non-U.S. Lender, two duly completed originals of Internal Revenue Service form W-9 or applicable successor form and (z) and any applicable U.S. Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3.  Each Lender, Eligible Assignee or Participant, as the case may be, agrees to promptly notify the Company and the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction.  In addition, each Lender, Eligible Assignee or Participant, as the case may be, shall timely deliver to the Company and the Administrative Agent two further originals of such Form W-8BEN, W-8EXP, W-8IMY, W-8ECI or W-9 or successor forms on or before the date that any previously executed form expires or becomes obsolete, or after the occurrence of any event requiring a change in the most recent form delivered by such Person to the Company or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.  In addition to the foregoing, each Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from withholding.

(b)                                 If any payment made to a Lender under a Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Notwithstanding anything to the contrary, neither the Company nor the Administrative Agent shall be required to pay additional amounts or indemnify any Lender with respect to any withholding taxes imposed by reason of FATCA.

(c)                                  If any Lender claims exemption from, or reduction of, withholding Tax under a United States Tax treaty by providing IRS Form W-8 BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations held by such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations held by such Lender.  To the extent of such percentage amount, the Administrative Agent will treat such Lender’s IRS Form W-8 BEN as no longer valid.

(d)                                 If any Lender claiming exemption from United States withholding Tax by filing IRS Form W-8 ECI with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations held by such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding Tax requirements imposed by Sections 1441 and 1442 of the Code.

(e)                                  If any Lender is entitled to a reduction in the applicable withholding Tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding Tax after taking into account such reduction.  If the forms or other documentation required by Section 10.10(a) of this Section 10.10 are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding Tax.

(f)                                    If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 10.10(f), together with all costs and expenses (including Attorney Costs).  The obligation of the Lenders under this Section 10.10(f) shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

(g)                                 If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Agreement (including by the payment of additional amounts pursuant to Section 3.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Indemnified Person and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such Indemnified Person, shall repay to such Indemnified Person the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Indemnified Person is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the Indemnified Person be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Indemnified Person in a less favorable net after-Tax position than the Indemnified Person would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any Indemnified Person to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 10.11                          No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Arranger, the Syndication Agent, and the Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

Section 10.12                          Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any debtor relief law or any other judicial proceeding relative to the Company, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Outstandings shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Outstandings and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.8, 11.4 and 11.5) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8, 11.4, and 11.5.

Section 10.13                          Collateral and Guaranty Matters.  (a) The Secured Parties irrevocably authorize the Administrative Agent,

(i)                                     to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon the Security Termination Date, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) if approved, authorized or ratified in writing by the Required Lenders and, with respect to a release of all or substantially all of the Collateral, by each other Lender affected thereby;

(ii)                                  to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.1(j);

(iii)                               to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(iv)                              to release each deed of trust, mortgage, fixture filing or other instrument listed on Schedule 6.29(a)-3.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.13.

(b)                                 The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Company in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.  Each Agent and the Issuing Lenders shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram, email or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent or the Issuing Lender.  As to any matters not expressly provided for by the Loan Documents, each Agent and the Issuing Lenders shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties.  For purposes of applying amounts in accordance with this Section, the Administrative Agent shall be entitled to rely upon any Secured Party that has entered into a Qualifying Derivative Contract with the Company for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Secured Party under any Qualifying Derivative Contract.  Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and the Company to the contrary, the Administrative Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Qualifying Derivative Contracts or Obligations in respect thereof are in existence or outstanding between any Secured Party and any Loan Party.

(c)                                  The Secured Parties irrevocably authorize and appoint the Administrative Agent to enter into the Master Assignment Agreement, substantially in the form of Exhibit H attached hereto, on behalf of the Administrative Agent, each Lender and each other Secured Party.  Each Secured Party confirms that it is aware of the contents of the Master Assignment Agreement.  Each Lender (i) represents and warrants that the execution, delivery and performance of the Master Assignment Agreement are within the power and authority of such

Lender and have been duly authorized by appropriate proceedings, (ii) represents and warrants that the Master Assignment Agreement constitutes a legal, valid, and binding obligation of such Lender enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and general principles of equity, (iii) confirms that it has received a copy of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the transactions contemplated by the Master Assignment Agreement, (iv) represents and warrants that it has authorized and appointed the Administrative Agent to execute and deliver the Master Assignment Agreement on behalf of such Lender and to make the covenants, representations, warranties and other agreements set forth in the Master Assignment Agreement on behalf of such Lender and (v) agrees that it will, independently and without reliance upon any Assignor (as defined in the Master Assignment Agreement), the Existing Administrative Agent (as defined in the Master Assignment Agreement), the Issuing Lender (as defined in the Existing Credit Agreement) or any other Lender (as defined in the Existing Credit Agreement), and based on such documents and information as it shall deem appropriate at the time, continue to make such Person’s own credit decisions in taking or not taking action under this Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto.  Each of the Administrative Agent and each Lender agree that the Existing Administrative Agent and each Assigning Lender is a third party beneficiary of this Section 10.13(c).

Section 10.14                          Posting of Approved Electronic Communications.  (a)  In addition to providing the Administrative Agent with all originals or copies of all Communications (as defined below) in the manner specified by Section 11.2, the Company hereby also agrees, upon reasonable request of the Administrative Agent, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent any information, documents and other materials that it has furnished to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 7.1, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its electronic mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, electronic mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(b)                                 The Company further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c)                                  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE INDEMNIFIED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNIFIED PERSONS IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE INDEMNIFIED PERSONS HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S OR THE ISSUING LENDER’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNIFIED PERSONS IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNIFIED PERSONS’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)                                 The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address specified on Schedule A hereof shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(e)                                  Nothing herein shall prejudice the right of the Company, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE XI

MISCELLANEOUS

Section 11.1                                Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document (other than any Qualifying Derivative Contract and any documents delivered in connection therewith, which shall be governed with respect to any amendment, modification, termination or waiver thereof as expressly provided for in such Qualifying Derivative Contract and such documents delivered in connection therewith), and no consent with respect to any departure by the Company, any Guarantor or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent at the written request of the Required Lenders) and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that no such agreement shall waive or amend Section 2.14 or change the definition of “Defaulting Lender” without the written consent of the Administrative Agent and the Issuing Lender; and provided, further, however, that (x) the Administrative Agent and the Company may, without the consent of the Lenders, amend, modify or supplement this Agreement and any other Loan Document (other than any Qualifying Derivative Contract and any documents delivered in connection therewith, which shall be governed with respect to any amendment, modification, termination or waiver thereof as expressly provided for in such Qualifying Derivative Contract and such documents delivered in connection therewith) to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of the Issuing Lender or any Lender and (y) no such waiver, amendment, modification, termination or consent shall, do any of the following:

(a)                                  extend or increase the Commitment of any Lender (including, without limitation by means of any amendment purporting to remove or change the requirement that such Commitment shall not exceed the Borrowing Base or the Aggregate Commitment) or reinstate any Commitment terminated pursuant to Section 9.2 without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 5.2 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)                                 postpone the final maturity date of any Loan, or postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans (other than any mandatory prepayment of the Loans required to be made in the event of a Borrowing Base Deficiency) shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)                                  reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder (including any mandatory prepayments thereof or prepayments otherwise required to be made on the Loans should a Borrowing Base Deficiency occur) or under any other Loan Document without the written consent of each Lender entitled to such amount, provided, however, that only the consent of the Required Lenders shall be necessary to waive any obligation to pay interest at the Default Rate instead of the otherwise applicable rate;

(d)                                 change in any manner the definition of “Required Lenders”, “Supermajority Lenders”, “Pro Rata Share” or the Lenders required to rescind or annul an acceleration without the written consent of each Lender affected thereby; provided that an adjustment to the Pro Rata Shares of the Lenders pursuant to an increase in the Aggregate Commitment under Section 2.16 shall not be considered an amendment, waiver or other modification of this Agreement;

(e)                                  amend this Section 11.1 or Section 9.3, or any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders, without the written consent of all Lenders;

(f)                                    amend Section 4.1 of the Intercreditor Agreement or amend any of the following terms, each of which is defined in the Intercreditor Agreement (i) Excess First Lien Obligations, (ii) Discharge of First Lien Obligations, (iii) First Lien Cap, (iv) Capped Obligations, or (v) First Lien Obligations, in each case, without the written consent of all Lenders;

(g)                                 release all or substantially all of the Collateral or any Secured Party from the benefit thereof, or release any Guarantor from any Guaranty or any Secured Party from the benefit thereof, or modify Section 10.13(a) or Section 11.28, in each case without the written consent of each Lender affected thereby; provided that this restriction shall not restrict releases of Collateral or Guarantors permitted under Section 10.13(a) or Section 11.28 or any modification or amendment to any Loan Document to implement any such release;

(h)                                 reduce the amount or postpone the due date of any amount payable in respect of, or extend the required expiration date of, any Letter of Credit, or change in any manner the obligations of the Lenders relating to the purchase of participations in Letters of Credit without the written consent of each Lender entitled to a share of such amount or required to purchase a participation in such Letter of Credit; or

(i)                                     modify Section 2.6(a) or the definition of the term “Borrowing Base”;

provided, further, however, that (i) any amendment, modification, termination or waiver of any of the provisions contained in Article V shall be effective only if evidenced by a writing signed by or on behalf of the Administrative Agent and the Required Lenders, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Issuing Lender under this Agreement or any LC Related Document relating to any Letter of Credit Issued or to be Issued by it, and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

(j)                                     Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans and participation interests in the Letters of Credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

Section 11.2                                Notices.  All notices, requests and other communications shall be in writing and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule A hereof; or, as directed to the Company or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent.

(a)                                  All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when received, or transmitted in legible form by facsimile machine (except that, if not faxed during normal business hours for the recipient, shall be deemed to have been given the opening of business or the next Business Day for the recipient), respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered by hand, upon delivery; except that notices pursuant to Article II or Article IX shall not be effective until actually received by the Administrative Agent.

(b)                                 Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company.  The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice.  The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

Section 11.3                                No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights and remedies than they would otherwise have.

Section 11.4                                Costs and Expenses.  The Company shall:

(a)                                  whether or not the transactions contemplated hereby are consummated, pay or reimburse the Administrative Agent within five Business Days after demand (subject to Section 5.1(d)) for all reasonable costs and expenses incurred by the Administrative Agent or any other Agent, the Issuing Lender, the Lenders or any of their Affiliates in connection with the syndications of the extensions of credit hereunder (other than fees payable to syndicate members) and the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, the consummation of the transactions contemplated hereby and thereby, and the syndication of the credit facilities provided herein, including Attorney Costs incurred by the any such Person with respect thereto except such costs and expenses as may be incurred by the assignor Lenders or Assignee under Section 11.8; and

(b)                                 pay or reimburse the Administrative Agent, any other Agent, the Issuing Lender and each Lender within five Business Days after demand (subject to Section 5.1(d)) for all costs and expenses (including Attorney Costs) incurred by each of them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document (including, but not limited to, the collection or enforcement of any Note through any legal proceedings) during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

Payment by any Lender of amounts pursuant to Section 10.7 shall not relieve the Company of any obligations under this Section 11.4.

Section 11.5                                Indemnity.  Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold each Agent-Related Person, the Issuing Lender and each Lender and each of their respective Affiliates, successors and assignors and its and their respective officers, directors, employees, counsel, agents, advisors, controlling Persons, members and attorneys in fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims (excluding Environmental Claims that are covered by the Hazardous Materials Indemnity), costs, charges, expenses and disbursements (including Attorney Costs) and settlement costs of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein (other than the Hazardous Materials Indemnity), including any of the Loan Documents (other than the Hazardous Materials Indemnity), or the transactions contemplated hereby, including, without limitation, the Merger or any part of the Merger, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or any Loan Document (other than the Hazardous Materials Indemnity), the Loans or the use of the proceeds thereof, and the transactions contemplated hereby, including, without limitation, the Merger or any part of the Merger, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARISE OUT OF OR AS A RESULT OF ANY INDEMNIFIED PERSON’S NEGLIGENCE IN WHOLE OR IN PART, INCLUDING, WITHOUT LIMITATION, THOSE CLAIMS WHICH RESULT FROM THE SOLE, JOINT,

CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PERSON, OR ANY ONE OR MORE OF THEM; provided, however, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent same arise from the gross negligence or willful misconduct of such Indemnified Person.  No Indemnified Person shall be liable for any damages arising from the use by unauthorized Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons or for any special, indirect, consequential or punitive damages in connection with this Agreement.  All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor.  Payment by any Lender of amounts pursuant to Section 10.7 shall not relieve the Company of any obligations under this Section 11.5. The agreements in Sections 11.4 and 11.5 shall survive payment of all other Obligations.

Section 11.6                                Payments Set Aside.  To the extent that the Company makes a payment to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders exercise their right of setoff, and such payment or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, debtor-in-possession, receiver or any other Person, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent or such Lender upon demand its Pro Rata Share of any amount so recovered from or repaid by the Administrative Agent or such Lender.

Section 11.7                                Successors and Assigns.  This Agreement shall become effective at the Effective Time after it shall have been executed by the Company, each Guarantor and the Administrative Agent and after the Administrative Agent shall have been notified by each Lender and Issuing Lender that such Lender or Issuing Lender has executed it and thereafter this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

Section 11.8                                Assignment by Lenders.  Any Lender may at any time assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a)                                  Minimum Amounts.  The aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date) shall not be less than $1,000,000.

(b)                                 Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan, the Letter of Credit Outstandings or the Commitment assigned.

(c)                                  No consent shall be required for any assignment except:

(i)                                     the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to an Eligible Assignee; and

(ii)                                  the consent of the Administrative Agent and the Issuing Lenders (such consents not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not an Eligible Assignee.

(d)                                 The parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(e)                                  (Reserved)

(f)                                    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8(d), from and after the effective date specified in each Lender Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.3, 3.4, 11.4, and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section.

(g)                                 The Administrative Agent shall maintain, acting solely for this purpose as agent for the Company, a copy of each Lender Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and any Commitments of, and principal amount (and stated interest) of the Loans owing to and Letter of Credit Outstandings owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h)                                 Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural Person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Company, the Administrative Agent, the Issuing Lenders and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Sections 11.1(a), (b), (c), (d) and (e) that affects such Participant.  The Company agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.3, and 3.4 (subject to the requirements and limitations therein) (it being understood that the documentation required under Section 10.10 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 3.1, 3.3, or 3.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.12 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations (other than obligations in respect of Qualifying Derivative Contracts) under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i)                                     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.9                                Interest.  It is the intention of the parties hereto to comply with applicable usury laws, if any; accordingly, notwithstanding any provision to the contrary in this Agreement or any other Loan Document (including any Notes) or otherwise relating hereto, in no event shall this Agreement, the Notes or any other Loan Document require or permit the payment, taking, reserving, receiving, collection, or charging of any sums constituting interest under applicable laws which exceed the Highest Lawful Rate.  If any such excess interest is called for, contracted for, charged, taken, reserved, or received in connection with the Loans or in any of the Loan Documents or otherwise relating thereto, or in any communication by the Administrative Agent, the Issuing Lender, or the Lenders or any other Person to the Company or any other Person, or in the event all or part of the principal or interest thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the Loans or any Loan Document shall exceed the Highest Lawful Rate, then in any such event it is agreed as follows:  (i) the provisions of this Section 11.9 shall govern and control, (ii) neither any Loan Party nor any other Person now or hereafter liable for the payment of the Loans shall be obligated to pay the amount of such interest to the extent such interest is in excess of the Highest Lawful Rate, (iii) any such excess which is or has been received notwithstanding this Section 11.9 shall be credited against the then unpaid principal balance of the Loans or, if the Loans have been or would be paid in full, refunded to the Company, and (iv) the provisions of this Agreement, the Notes, or any other Loan Document and otherwise relating thereto, and any communication to the Company, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Highest Lawful Rate as now or hereafter construed by courts having jurisdiction hereof or thereof.  Without limiting the foregoing, all calculations of the rate of the interest contracted for, charged, collected, taken, reserved, or received in connection with the Loans, this Agreement or any other Loan Document which are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Loans, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved, or received.  The terms of this Section 11.9 shall be deemed to be incorporated in every document and communication relating to the Notes, the Loans, any other Credit Extension or any other Loan Document.

Section 11.10                          Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as any Guarantor may have under applicable law, the Company agrees that in the event a payment shall be made by a Guarantor under a Guaranty in respect of a Credit Extension to the Company, the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment subject to the provisions of the Guaranty executed by such Guarantor.  Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under this Section 11.10 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full of the Obligations, and no payments may be made in respect of such rights of indemnity, contribution or subrogation until all the Obligations have been paid in full and the Commitment shall have expired.  No failure on the part of the Company to make the payments required by this Section 11.10 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of the Guarantors with respect to any Guaranty, and each Guarantor shall remain liable for the full amount of the obligation of the Guarantors under each such Guaranty in accordance therewith.

Section 11.11                          Automatic Debits of Fees.  With respect to any commitment fee, arrangement fee, Letter of Credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Administrative Agent under the Loan Documents, the Company hereby irrevocably authorizes the Administrative Agent, after giving reasonable prior notice to the Company, to debit any deposit account of the Company with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense.  If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid.  No such debit under this Section 11.11 shall be deemed a setoff.

Section 11.12                          Notification of Addresses, Lending Offices, etc.  Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

Section 11.13                          Counterparts.  This Agreement may be executed in any number of separate counterparts, no one of which need be signed by all parties; each of which, when so executed, shall be deemed an original, and all of such counterparts taken together shall be deemed to constitute but one and the same instrument.  A fully executed counterpart of this Agreement by facsimile or PDF signatures shall be binding upon the parties hereto.

Section 11.14                          Headings.  The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

Section 11.15                          Confidentiality.  Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Company and provided to it by the Company or any of its Subsidiaries, or by the Administrative Agent on such Company’s or Subsidiary’s behalf, under or in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided, however, that such source is not bound by a confidentiality agreement with the Company known to the Lender; provided further, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors and other professional advisors; (G) to any Affiliate of such Lender, or to any Participant or Assignee, actual or potential, provided that such Affiliate, Participant or Assignee agrees to keep such information confidential to the same extent required of the Lenders hereunder; (H) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the Obligations under this Agreement or surety, reinsurer, guarantee or credit liquidity enhancer; and (I) as to any Lender, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company is party or is deemed party with such Lender.

Section 11.16                          Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

Section 11.17                          No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Guarantors, the Lenders, the Administrative Agent, the Administrative Agent-Related Persons and the Indemnified Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

Section 11.18                          Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 11.19                          Forum Selection and Consent to Non-Exclusive Jurisdiction.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF IN ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE COMPANY, ANY SUBSIDIARY, ANY GUARANTOR, ANY PARENT, ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING LENDER, ANY OTHER PARTY HERETO OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN QUALIFYING DERIVATIVE CONTRACTS) OR THE TRANSACTIONS RELATING HERETO OR THERETO.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.2, IF APPLICABLE; PROVIDED THAT NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY OF THE PARTIES HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO

ITSELF OR ITS PROPERTY, EACH SUCH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

Section 11.20                          Entire Agreement.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Guarantors, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, oral or written, relating to the subject matter hereof and thereof and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Secured Party relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in any other Loan Document.

Section 11.21                          No Oral Agreements.  THIS WRITTEN FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, TOGETHER WITH THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 11.22                          Accounting Changes.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Company and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

Section 11.23                          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN

DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.24                          Amendment and Restatement.  (a)  From and after the Effective Time, this Agreement amends and restates in its entirety the Existing Credit Agreement; the Notes issued under this Agreement, if any, amend and restate the “Notes” (as defined in the Existing Credit Agreement) issued under the Existing Credit Agreement; and the Existing Credit Agreement shall thereafter be of no further force and effect except to evidence the incurrence by the Company and any other Loan Party of the “Obligations” under and as defined therein (whether or not such “Obligations” are contingent as of the Effective Time).  This Agreement and the Notes, if any, issued do not constitute and shall not be construed to evidence a novation of or a payment and readvance of any of the “Obligations” (as defined in the Existing Credit Agreement) heretofore outstanding under the Existing Credit Agreement, it being the intention of the parties hereto that this Agreement provide for the terms and conditions of, and the Notes issued, if any, evidence, at such time, the same “Obligations” as were then outstanding under the Existing Credit Agreement.  Each Lender shall surrender the “Notes” outstanding on the Effective Date issued to it under the Existing Credit Agreement.

(b)                                 The terms and conditions of this Agreement and the Administrative Agent’s, the Lenders’ and the Issuing Lender’s rights and remedies under this Agreement and the other Loan Documents shall apply to all of the “Obligations” incurred under the Existing Credit Agreement and the Notes and Letters of Credit issued thereunder.

(c)                                  The Company reaffirms the Liens granted pursuant to the Existing Loan Documents to the Administrative Agent for the benefit of the Secured Parties under the Existing Security Agreement, which Liens shall continue in full force and effect during the term of this Agreement and any renewals or extensions thereof and shall continue to secure the Obligations hereunder.

(d)                                 From and after the Effective Time, (i) all references to the Existing Credit Agreement (or to any amendment, supplement, modification or amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Credit Agreement in any Loan Document (but not herein) shall be amended to become mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, from or after the Effective Time, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement as amended and restated hereby.

(e)                                  This amendment and restatement is limited as written and is not a consent to any other amendment, restatement, waiver or other modification, whether or not similar, and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended by this Agreement or any other Loan Document.

Section 11.25                          USA PATRIOT Act.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with said Act.

Section 11.26                          Acknowledgments.  Each of the Company and each Guarantor hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Administrative Agent nor the Issuing Lender nor the other Agents nor any Lender nor Agent-Related Person has any fiduciary relationship with or duty to the Company or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the Issuing Lender, the other Agents and the Lenders and Agent-Related Persons, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent, the Issuing Lender, the other Agents and the Lenders or among the Loan Parties and the Lenders.

Section 11.27                          Survival of Representations and Warranties.  All representations and warranties made by the Company and each Guarantor herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of this Agreement, and the making of the Loans and other extensions of credit hereunder, regardless of any investigation made by the Lenders or on their behalf.  The provisions of Sections 11.5 and 11.10 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or enforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent or any Lender.

Section 11.28                          Release of Collateral and Guarantee Obligations.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Company in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, any Qualifying Derivative Contract Counterparty or any Indemnified Person) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents; provided, however, that the Company shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release (or such shorter period agreed to by the Administrative Agent), a written request for release identifying the relevant Collateral being Disposed of in such Disposition and the terms of such Disposition in reasonable detail, including the date thereof, the price thereof and any expenses in connection therewith, together with a certification by the Company stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.

(b)                                 Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Security Termination Date, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, any Qualifying Derivative Contract Counterparty, and any Indemnified Person) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 11.29                          Agreement Regarding Intercreditor Agreement.  In accordance with the terms of the Intercreditor Agreement, each of the Lenders executing this Agreement agrees to be bound to and by the terms of the Intercreditor Agreement, and hereby instructs the Administrative Agent to execute and deliver (on behalf of each Lender) the Intercreditor Agreement on its behalf.

Section 11.30                          Assignment by Assigning Lenders.  Each Assigning Lender has as of the date hereof pursuant to the Master Assignment Agreement sold, transferred and assigned to the Lenders, and each Lender has severally purchased, assumed and accepted from the Assigning Lenders without recourse and without representation or warranty (except as provided in the Master Assignment Agreement) so much of the aggregate commitments under and loans under the Existing Credit Agreement such that immediately after giving effect to the effectiveness of this Agreement, the Pro Rata Share of each Lender and the Commitments of each Lender shall be as set forth on Schedule 1.1(a).  The Assigned Rights (as defined in the Master Assignment Agreement) include, without limitation, (i) the Commitments under the Existing Credit Agreement, (ii) the outstanding Existing Revolving Credit Loans and (iii) all related rights, benefits, obligations, liabilities and indemnities of the Assigning Lenders under and in connection with the Existing Credit Agreement, each Existing Loan Document (other than Qualifying Derivative Contracts, as defined in the Existing Credit Agreement, and Existing LCs, as defined in the Master Assignment Agreement) and all Collateral and other security for the Obligations (as defined in the Existing Credit Agreement).  Bank of Montreal, as administrative agent under the Existing Credit Agreement, has as of the date hereof assigned to Citibank, N.A., as Administrative Agent all of its right, title and interest in and to the Collateral and the Security Documents (as those terms are defined in the Existing Credit Agreement).  For the avoidance of doubt, the Assigned Rights excludes any obligations under the Existing Credit Agreement owing, as of the Effective Date (as defined in the Master Assignment Agreement), in respect of

Qualifying Derivative Contracts and participations in letters of credit issued under the Existing Credit Agreement.  At no time shall an Exiting Lender (as defined in the Master Assignment Agreement) be considered a Lender under this Agreement or the other Loan Documents and from and after the Effective Date (as defined in the Master Assignment Agreement) the Pro Rata Share of each Lender under this Agreement and the portion of the Aggregate Commitment of each Lender under this Agreement shall be as set forth in Schedule 1.1(a) hereto.  Such assignment, transfer and conveyance are without recourse to any Assigning Lender and are without warranties by any Agent or Administrative Agent-Related Person, including representation or warranty as to title, enforceability, collectibility, documentation or freedom from liens or encumbrances, in whole or in part, by any Assigning Lender except for the representations and warranties in Sections 6, 7 and 8 of the Master Assignment Agreement.

Section 11.31                          Exercise of Remedies by Administrative Agent.  Notwithstanding anything contained in any of the Loan Documents to the contrary, the Administrative Agent, and each Secured Party hereby agree that no Secured Party other than the Administrative Agent and its designated agents and representatives shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent and its designated agents and representatives on behalf of the Secured Parties in accordance with the terms of the Intercreditor Agreement and the other Loan Documents.  By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this Section 11.31.

(THE REMAINDER OF THIS PAGE IS LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COMPANY:

VENOCO, INC.

By:	/s/ Edward J. O’Donnell
Edward J. O’Donnell
Chief Executive Officer

Fifth Amended and Restated Credit Agreement

Signature Page

GUARANTORS:

WHITTIER PIPELINE CORPORATION

By:	/s/ Edward J. O’Donnell
Edward J. O’Donnell
Chief Executive Officer

TEXCAL ENERGY (LP) LLC

By:	VENOCO, INC., its Manager

By:	/s/ Edward J. O’Donnell
Edward J. O’Donnell
Chief Executive Officer

TEXCAL ENERGY (GP) LLC

By:	/s/ Edward J. O’Donnell
Edward J. O’Donnell
Chief Executive Officer

TEXCAL ENERGY SOUTH TEXAS L.P.

By:	TEXCAL ENERGY (GP) LLC,
as general partner

By:	/s/ Edward J. O’Donnell
Edward J. O’Donnell
Chief Executive Officer

Fifth Amended and Restated Credit Agreement

Signature Page

ADMINISTRATIVE AGENT AND A LENDER:

CITIBANK, N.A., as Administrative Agent and as a Lender

By:	/s/ P.R. Ballard
Name: P.R. Ballard
Title: Managing Director

Fifth Amended and Restated Credit Agreement

Signature Page

SYNDICATION AGENT AND A LENDER:

THE BANK OF NOVA SCOTIA, as Syndication Agent and a Lender

By:	/s/ Mark Sparrow
Name: Mark Sparrow
Title: Director

Fifth Amended and Restated Credit Agreement

Signature Page

DOCUMENTATION AGENT AND A LENDER:

KEYBANK NATIONAL ASSOCIATION, as Documentation Agent and a Lender

By:	/s/ Chulley Bogle
Name: Chulley Bogle
Title: Vice President

Fifth Amended and Restated Credit Agreement

Signature Page

LENDER:

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Margaret Niekrash
Name: Margaret Niekrash
Title: Vice President

Fifth Amended and Restated Credit Agreement

Signature Page

LENDER:

RB INTERNATIONAL FINANCE (USA) LLC, as a Lender

By:	/s/ Shirley Ritch
Name: Shirley Ritch
Title: Vice President

By:	/s/ Peter Armieri
Name: Peter Armieri
Title: Vice President

Fifth Amended and Restated Credit Agreement

Signature Page

LENDER:

BOKF, NA dba BANK OF OKLAHOMA, as a Lender

By:	/s/ Guy C. Evangelista
Name: Guy C. Evangelista
Title: Senior Vice President

Fifth Amended and Restated Credit Agreement

Signature Page

LENDER:

AMEGY BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kevin Donaldson
Name: Kevin Donaldson
Title: Vice President

Fifth Amended and Restated Credit Agreement

Signature Page

LENDER:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Doreen Barr
Name: Doreen Barr
Title: Director

By:	/s/ Michael D. Spaight
Name: Michael D. Spaight
Title: Associate

Fifth Amended and Restated Credit Agreement

Ex. H - Page 1